EXHIBIT 10.43

LEASE AGREEMENT

between

NEW BRIGHTON 14TH STREET LLC
as "Landlord"

and

RYAN COMPANIES US, INC.
as "Limited Guarantor"

and

TRANSOMA MEDICAL, INC.
as "Tenant"

34.	ACCESS FOR OPTION PROPERTY PARKING AREA	41
35.	TENANT'S RIGHT TO SELF MANAGE	41
36.	LIMITED GUARANTY	42
37.	CANCELLATION UPON RE-VESTING OR REPURCHASE BY CITY	42
38.	CONTINGENCY	43

BASIC LEASE INFORMATION

Lease Date:	For identification purposes only, the date of this Lease is October 1, 2007.

Landlord:	NEW BRIGHTON 14TH STREET LLC, a Minnesota limited liability company

Tenant:	TRANSOMA MEDICAL, INC., a Delaware corporation

Premises:	A two-story building to be built, consisting of approximately 115,849 square feet of Rentable Area, (the "Building") together with the adjacent driveways, parking areas, sidewalks, and landscape areas depicted on Exhibit A attached hereto.

Building Address:	TBD

Term:	144 full calendar months (plus any partial month at the beginning of the Term)

Scheduled Commencement Date:	August 15, 2008

Expiration Date:	The last day of the 144th full calendar month in the Term

Base Rent:	From the Commencement Date through the last Day of
	Month 12:	$14.50 per square foot of Rentable Area per Annum
	Months 13 - 24:	$14.79 per square foot of Rentable Area per Annum
	Months 25 - 36:	$15.09 per square foot of Rentable Area per Annum
	Months 37 - 48:	$15.39 per square foot of Rentable Area per Annum
	Months 49 - 60:	$15.70 per square foot of Rentable Area per Annum
	Months 61 - 72:	$16.01 per square foot of Rentable Area per Annum
	Months 73 - 84:	$16.33 per square foot of Rentable Area per Annum
	Months 85 - 96:	$16.66 per square foot of Rentable Area per Annum
	Months 97 - 108:	$16.99 per square foot of Rentable Area per Annum

	Months 109 - 120:	$17.33 per square foot of Rentable Area per Annum
	Months 121 - 132:	$17.68 per square foot of Rentable Area per Annum
	Months 133 - 144:	$18.03 per square foot of Rentable Area per Annum
	Option Periods	Market Rate

Tenant's Share:	100%

Security Deposit:	See Section 4.

Landlord's Address for Payment of Rent:	NEW BRIGHTON 14TH STREET LLC
c/o Ryan Companies US, Inc.
50 South Tenth Street
Suite 300
Minneapolis, MN 55403

Business Hours:

Landlord's Address for Notices:	NEW BRIGHTON 14TH STREET LLC
c/o Ryan Companies US, Inc.
50 South Tenth Street
Suite 300
Minneapolis, MN 55403

Tenant's Address for Notices:	Prior to Commencement:
Transoma Medical, Inc.
4211 Lexington Avenue North
Suite 2244
St. Paul, MN 55126
Attn: Vice President Manufacturing Operations

Following Commencement:

[Premises Address]

Guarantor's Address for Notices:	Ryan Companies US, Inc.
50 South Tenth Street
Suite 300
Minneapolis, MN 55403

Broker(s):	The Keewaydin Group, Inc.

Property Manager:	Ryan Companies US, Inc.

Additional Provisions:	None

Exhibits:	The Premises
Exhibit A:	Construction Rider
Exhibit B:	Option Property Parking Area
Exhibit C:	Form of Subordination, Non-disturbance and Attornment Agreement and
Exhibit D:	Estoppel Certificate

The Basic Lease Information set forth above is part of the Lease. In the event of any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information ("Landlord"), and the Tenant identified in the Basic Lease Information ("Tenant"). Landlord and Tenant hereby agree as follows:

1.       PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the Building located at the address specified in the Basic Lease Information (the "Building") together with the adjacent driveways, parking areas (in size sufficient to yield at least 453 parking spaces), sidewalks and landscape areas (collectively, the "Premises"). The approximate configuration and location of the Premises is shown on Exhibit A. Landlord and Tenant agree that the rentable area of the Building for all purposes under this Lease shall be the Rentable Area specified in the Basic Lease Information, provided that within ninety (90) days from the Commencement Date, Tenant may have the Rentable Area of the Building verified by a CAD calculation performed by Landlord's architect. In the event that such verification reveals a discrepancy between the measured square footage of the Building as measured by Landlord's architect and the Rentable Area specified in the Basic Lease Information, and Landlord and Tenant are unable to agree upon the Rentable Area of the Premises, an independent architect acceptable to both parties (the cost of which shall be divided equally between Landlord and Tenant) shall measure the Premises in accordance with the standard herein provided. The square footage of the Building as determined by said independent architect shall be the Rentable Area of the Building, and within thirty days thereafter the parties shall execute an Addendum to this Lease confirming same and the Base Rent, Tenant's Share of Operating Costs and any other sums due hereunder based in whole or in part on the rentable square footage of the Building, and further any necessary payments or reimbursements shall be made by the appropriate party. The Rentable Area of the Building will be calculated in accordance with the American National Standard Method of Measuring Floor Area in Office Buildings, ANSI/BOMAA65.1-1996, except that the Rentable Area of the Building shall be computed as if the second floor of the Building extended through any atrium to the exterior wall, as if the atrium did not exist.

2.1       TERM; POSSESSION. The term of this Lease (the "Term") shall commence on the Commencement Date as described below and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (the "Expiration Date"). The "Commencement Date" shall be the earlier of (a) the later of (i) the date that is three hundred thirty (330) days after the date Landlord receives the Approvals (defined herein), or (ii) the date on which Landlord tenders possession of the Premises to Tenant, with all of Landlord's construction obligations, "Substantially Completed" as provided in the Construction Rider attached as Exhibit B (the "Construction Rider") or, in the event of any "Tenant Delay," as defined in the Construction Rider, the date on which Landlord could have done so had there been no such Tenant Delay; or (b) the date upon which Tenant, with Landlord's written permission, actually occupies and conducts business in any portion of the Premises. Landlord acknowledges that as of the date of Landlord's signature of this Lease, no Tenant Delay has occurred. The parties anticipate that the Commencement Date will occur on or about the Scheduled Commencement Date set forth in the Basic Lease Information (the "Scheduled Commencement Date"); provided, however, that Landlord shall not be liable for any claims, damages or liabilities except those specifically provided for in Section 2.1.1 if the Premises are not ready for occupancy by the Scheduled Commencement Date. When the Commencement Date has been established, Landlord and Tenant shall at the request of either party confirm the Commencement Date and Expiration Date in writing.

Notwithstanding anything herein to the contrary, the parties acknowledge that Landlord has not received final approval of the Planned Unit Development for the Premises, and final approvals from the MPCA and watershed district with respect to the Premises (collectively, the "Approvals") and that to the extent that any delays in obtaining such Approvals delay Landlord's commencement or completion of construction of the Premises, then the time or deadline for all performances by Landlord set forth in this Lease and the Construction Rider (including without limitation, the Scheduled Commencement Date and the various deadlines set forth in Section 2.1.1) shall be extended one day for each day from and after September 15, 2007 through and including the date Landlord receives such Approvals. Landlord shall promptly notify Tenant in writing of the date Landlord obtains the Approvals and of any construction delays caused by delay in obtaining the Approvals. Upon request by either party, the parties agree to confirm the extension of any applicable time or deadline for performance by Landlord pursuant to a written Addendum to this Lease. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that if Landlord obtains the Approvals on October 5, 2007, then delays experienced by Landlord in obtaining the Approvals will cause the Scheduled Commencement Date to be delayed until September 5, 2008 and will similarly extend the time or deadlines for performance set forth in this Lease (including without limitation Section 2.1.1), by a period of twenty (20) days.

2.1.1 In the event Landlord does not deliver possession of the Substantially Completed Premises to Tenant by August 15, 2008, and such failure is not caused by any of the events described in Section 26 — Force Majeure — or by Tenant Delay, Tenant shall receive a credit against Rent first coming due in an amount equal to one day's Rent for each day of delay. By way of example, if Landlord delivers possession of the Substantially Completed Premises to Tenant on August 20, 2008 (and such delay was not caused by a Force Majeure or Tenant Delay), Tenant's liability for Rent would commence on August 25, 2008.

2.2       Extended Term. Landlord grants to Tenant the option to extend the Term of this Lease for two (2) additional periods of five (5) years each ("Extension Terms"), subject to and upon the following conditions:

(a)                The Extension Terms will commence as of the expiration of the preceding Term of this Lease.

(b)               Tenant will give written notice of exercise to Landlord not less than twelve (12) months prior to the commencement of the Extension Terms, time being of the essence.

(c)                The Extension Terms will be upon all of the terms and conditions of this Lease, except that Base Rent will be equal to the Market Rate for the Extension Tenn. If Landlord and Tenant cannot agree upon the Market Rate for the Extension Tern-is within the time frame set forth in Section 3.1.2, the determination of the Market Rate will be made in accordance with the terms of Section 3.1.2.

(d)       The Lease must be in full force and effect and no Event of Default shall be in existence at either the time of exercise or at any time prior to commencement of the Extension Terms.

2.4       Material Delay in Delivery. Notwithstanding anything to the contrary contained in this Lease, if other than due to Force Majeure or Tenant Delays Landlord fails to cause the Premises to be Substantially Complete by January 15, 2009 (or fails, other than due to Tenant Delays, to cause the Premises to be Substantially Complete by June 15, 2009), then Tenant may, upon thirty (30) days prior written notice, terminate this Lease, provided that if Landlord shall cause the Premises to be Substantially Complete prior to the expiration of the thirty (30) day period, this Lease shall remain in full force and effect and the termination notice shall be deemed null and void.

3.       RENT.

3.1       Base Rent. Tenant agrees to pay to Landlord the Base Rent set forth in the Basic Lease Information, without prior notice or demand, on the first day of each and every calendar month during the Term. Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in the month.

3.1.2 Base Rent: Extension Term. Tenant agrees to pay to Landlord Base Rent for the Extension Term at the market rate ("Market Rate").

Market Rate shall be set at a single annual dollar amount per square feet (but shall be payable monthly in accordance with the terms of this Lease), and shall be defined as what an arm's-length, non-expansion, non-equity tenant of comparable credit to Tenant would, as of the beginning of the term in question, pay for space of comparable size, quality, utility and location, taking into account the length of the term and all comparable allowances and concessions being offered in the market. The Market Rate shall be determined as follows: Within thirty (30) days after Landlord receives notice from Tenant of Tenant's election to exercise an Extension Option, Landlord will give notice to Tenant of its determination of the Market Rate for the Premises and Landlord's determination will constitute the Market Rate unless Tenant objects by notice to Landlord in writing within thirty (30) days after Tenant's receipt of Landlord's determination. Landlord's notice of determination shall include a statement in all capitalized, 12 point or larger type on the first page of the notice, stating: "THE DETERMINATION OF MARKET RENT SET FORTH HEREIN SHALL BE BINDING ON TENANT UNLESS TENANT SHALL OBJECT THERETO WITHIN 30 DAYS OF TENANT'S RECEIPT OF THIS NOTICE." If Tenant so objects, the parties shall meet within Fifteen (15) days after Tenant's objection and attempt to agree on the Market Rate. If the parties are unable to agree upon the Market Rate within such Fifteen (15) day period after the Tenant's objection, then at the request of either party, the Market Rate will be determined by appraisal, made by a board of appraisers consisting of three reputable real estate appraisers (each an "Expert"), each of whom has been actively involved in commercial real estate in Minneapolis, Minnesota no less than ten years prior to appointment. In addition, each such Expert shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of comparable commercial properties in the Minneapolis-St. Paul metropolitan area. One Expert will be appointed by Tenant, and one Expert will be appointed by Landlord. Both Landlord and Tenant shall appoint their Expert within fifteen (15) days after the failure of Landlord and Tenant to agree on the Market Rate.

The third Expert will be appointed by the first two Experts. If the first two Experts are unable to agree on a third Expert within ten (10) days after the appointment of the second Expert, or if either party refuses or neglects to appoint an Expert as herein provided within fifteen (15) days after the appointment of the first Expert, then the third Expert or the second Expert, whose appointment was not made as provided above, may be appointed by any active judge of the Hennepin County District Court. If determinations of at least two of the Experts are identical in amount, that amount will be determined to be the Market Rate. If the determinations of all three Experts are different in amount, the highest appraised value will be averaged with the middle value (that average being referred to as "Sum A"). The lowest appraised value will be averaged with the middle value (that average being referred to as "Sum B"), and the Market Rate will be determined as follows: (i) if neither Sum A nor Sum B differs from the middle appraised value by more than 10% of the middle appraised value, then the Market Rate will be the average of the three appraisals, (ii) if either Sum A or Sum B (but not both) differs from the middle appraised value by more than 10% of the middle appraised value, then the Market Rate will be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value, and (iii) if both Sum A and Sum B differ from the middle appraised value by more than 10% of the middle appraised value, then the Market Rate will be equal to the middle appraised value. Written notice of the Market Rate as duly determined in accordance with this Section shall be promptly given to Landlord and Tenant and will be binding and conclusive on them. Each party will bear its own expenses in connection with the board proceeding, except that the fees of the Experts will be borne equally. If, for any reason, the Market Rate has not been determined at the time of the commencement of the Extension Term, then the Market Rate will be the amount set forth in Landlord's determination, and if the determination of the Experts as provided above indicates that a lesser or greater amount should have been paid than that which was actually paid, a proper adjustment will be made in a payment from Landlord to Tenant, or Tenant to Landlord, as the case may be, such payment to be made within thirty (30) days of the determination of the Market Rate.

3.2       Additional Rent: Increases in Operating Costs and Taxes.

(a)       Definitions.

(1)       "Operating Costs" means all costs of managing, operating, maintaining and repairing the Premises, including, but not limited to, all costs, expenditures, fees and charges for: (A) operation, maintenance and repair of the Premises (including maintenance, repair and replacement of glass, the roof covering or membrane, parking lot (including, without limitation, sealcoating, sweeping, striping and patching), and landscaping); (B) utilities and services (including telecommunications facilities and equipment, recycling programs and trash removal), and associated supplies and materials; (C) compensation (including employment taxes and fringe benefits) for persons who perform duties in connection with the operation, management, maintenance and repair of the Building, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Building; (D) property (excluding coverage for earthquake and flood if carried by Landlord), liability, rental income (not to exceed 12 months' coverage) and other insurance relating to the Premises, and, to the extent of any claim thereunder that is subject to a deductible or retention, the amount of any deductible or retention under any such policies (other than any deductible or retention under any liability insurance policy that Landlord may maintain in addition to the liability policy described in Section 11.1(a) below); (E) licenses, permits and inspections; (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively "Laws"); (G) amortization over the useful life thereof of capital improvements required to comply with Laws, or which are intended to reduce Operating Costs (not to exceed the amount of such savings in any event) or installed (if such installation is approved by Tenant in its reasonable discretion) to improve the utility, efficiency or capacity of any Building System, with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such capital improvements (or, if Landlord finances such improvements out of Landlord's funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord), over such useful life as Landlord shall reasonably determine; (H) property management fees (not to exceed 3% of gross rental); (I) accounting, legal and other professional services incurred in connection with the operation of the Premises and the calculation of Operating Costs and Taxes; (J) contesting (to the extent such contest is approved by Tenant in its reasonable discretion) the validity or applicability of any Laws that may affect the Premises; (K) the Building's share of any shared or common area maintenance fees and expenses (including costs and expenses of operating, managing, owning and maintaining any common parking or other common areas within any project of which the Premises are a part and including costs payable to the City pursuant to the Developer's Agreement relative to maintenance of the storm sewer pond serving the Premises); (L) the Building's share (which shall be equal to fifty percent (50%) of total costs thereof) of maintenance and repair of any skyway between the Premises and the Expansion Property (defined in Section 33 herein); and (M) any other cost, expenditure, fee or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining and repairing the Premises (but excluding any such costs that may relate to the ownership or management of the asset as distinguished from the Premises itself).

Operating Costs shall not include (i) capital improvements (except as otherwise provided above); (ii) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (iii) interest and principal payments on loans or indebtedness secured by the Building; (iv) costs of improvements for Tenant or other tenants of the Building; (v) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants, and costs for which Landlord is reimbursed by other tenants of the Building other than through payment of tenants' shares of increases in Operating Costs and Taxes; (vi) leasing commissions, attorneys' fees and other expenses incurred in connection with leasing space in the Building or enforcing such leases; (vii) depreciation or amortization, other than as specifically enumerated in the definition of Operating Costs above; and (viii) costs, fines or penalties incurred due to Landlord's violation of any Law.

Operating Costs shall further not include:

(1)             Costs of correcting any violations of any Laws (including any fines or penalties and interest thereon) by Landlord or its employees, agents or contractors;

(2)             Leasing commissions, costs and disbursements and any other cost or expense incurred in connection with negotiations or disputes with Building occupants, or prospective occupants of the Building;

(3)             Legal fees, costs and disbursements related to the initial development of the Premises or any sale or marketing of the property or the preparation of the Premises for sale;

(4)             Any special assessments or other taxes which are charged against the land or the Building to compensate any taxing authority for special assessments which were levied or pending on the Commencement Date and any special assessments which might be levied to compensate any taxing authority for the initial construction of any improvements and local infrastructure necessary for the use and operation of the Building to the extent incurred in connection with the initial construction of the Premises;

(5)             Costs of correcting defects in, or inadequacy of, the design or construction of the Building or the materials used in the construction of the Building or in the Building equipment or appurtenances thereto, except that, for the purposes of this paragraph, conditions (not occasioned by or related to design, materials or construction defects or inadequacies) resulting from ordinary wear and tear and use shall not be deemed defects;

(6)             Depreciation and amortization, except as otherwise provided above;

(7)             Costs (and reserves therefor) of a capital nature irrespective of the amount thereof, including capital improvements, capital repairs and replacements and capital equipment, except as otherwise provided above;

(8)             Fees or costs for management of the Building or management of the asset other than the approved management fee, including any property management fee paid to a property management company for the Building, or any fees, costs or expenses associated with any accounting, bill-paying or management activities (but fees or commissions paid to a third party risk manager, to a third party administrator of insurance claims pertaining to the Premises, and to an insurance broker or agent, to the extent fairly allocable to the Premises, may be included in Operating Costs). It is contemplated that there will be a single management fee, not to exceed 3% of the gross rent of the lease and no duplication of the fee, nor in the event that the Building has an asset manager as distinguished from a property manager, is it intended that any of the costs of that asset manager be borne by Tenant;

(9)             Amounts which would otherwise be included in Operating Costs which are payable to affiliates of Landlord, for services on or to the Building or the Land to the extent that the costs of such services exceed average competitive costs for such services rendered by persons or entities of similar skill, competence and experience, other than an affiliate of Landlord;

(10)         Cost related to any damage or destruction of the property or the Tenant's improvements within the Premises to the extent that they would by be payable by an insurer if the Landlord would have purchased the type or the amount of insurance required by the terms of this Lease and the item damaged or destroyed would have been covered by such insurance (but the amount of deductibles or retentions, subject to the limitations set forth herein, may be included in Operating Costs);

(11)           Financing and refinancing costs, interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease, together with all costs incidental to the items mentioned in this paragraph (11);

(12)           Costs of Landlord's general corporate overhead and general administrative expenses (including personnel costs (but the cost of employees below the level of a building manager, to the extent fairly allocable to the Premises, may be included in Operating Costs) and costs and expenses paid to third parties to collect rents, prepare tax returns and accounting reports and obtain financing);

(13)           Rentals and other related costs, if any, incurred in leasing air conditioning, security; or other building operation or management systems, elevators or other equipment or facilities which, if purchased and owned by Landlord, would ordinarily be considered to be of a capital nature (except that the rental of equipment necessary to perform Landlord's maintenance and repair obligations may be included in Operating Costs);

(14)           Costs associated with items and services for which Tenant reimburses Landlord (other than through Tenant paying Tenant's Additional Rent) or for which Tenant pays or Landlord receives reimbursement from third persons;

(15)           Costs of entertaining current or prospective Building occupants, and costs incurred in advertising in respect of or for the Building or other marketing or promotional activity;

(16)           Costs resulting from the negligence or misconduct of Landlord or its employees, managers, agents or contractors;

(17)           Bad debt expenses or bad debt reserves, whether for rent or otherwise, or any fees or penalties charged to Landlord as a result of not paying any amount constituting costs or expenses when due;

(18)           Costs incurred in connection with or related in any manner to the initial construction of the Building;

(19)           Costs in any manner associated with Hazardous Materials, provided, however, the following may be included in Operating Costs: (i) routine fees for disposal of building standard fluorescent lamps and similar items, and (ii) costs associated with disposal of any Hazardous Materials brought onto the site (e.g. illegal dumping) by a third party after the Commencement Date of this Lease;

(20)           Costs related to correction or remediation of Hazardous Materials existing on the Premises prior to or on the date of execution of this Lease due to the fact that it is a "brownfield site" it being understood that all such costs must be borne either by the seller of the land (The City of New Brighton (the "City")) or by Landlord (for clarity, the initial construction of the parking lot and greenspace shall be excluded from Operating Costs, however, maintenance and repair of the parking lot and greenspace may be included in Operating Costs subject to any other applicable limitations set forth in this Lease);

(21)         Capital costs and maintenance costs for sculpture, paintings or other art objects or other amenities on the Premises that are not specifically approved by Tenant;

(22)         Contributions to or memberships in any organizations, whether professional, political, civic or charitable;

(23)         Costs incurred in connection with any special events held on the Premises which are not approved by Tenant;

(24)         Costs related to the Expansion Property (as defined in Section 33) other than the Building's share of maintenance of any skyway connecting the Expansion Property and the Premises and Tenant's share of the option payment due for years four and five of the option period.

(25)         Premiums paid to perform work on the Building or Premises after hours, unless required by the terms of this Lease to be performed after hours or unless approved in advance in writing by Tenant (except as necessary in an emergency);

(26)         Travel, entertainment and related expenses incurred by Landlord, its building manager or its personnel;

(27)         Accountant and auditor's fees except to the extent that Tenant shall request audited reports of Operating Costs.

(28)         Major repairs or replacement of the roof or parking lot during the first sixty (60) months of the Term , unless the need for repair or replacement was caused by the acts or omissions of Tenant or its employees, agents or contractors. For purposes of this Section 28, "major" repairs or replacements are those that are capital in nature or are unusually large in cost or frequency in comparison to normal repairs for such items.

(29)         Extraordinary costs incurred in the maintenance or repair of the parking lot or greenspace attributable to remediation measures implemented as part of the RAPs (defined herein).

(30)         Costs of maintaining or repairing the venting systems that are part of the remediation measures implemented as part of the RAPs.

(2)       "Taxes" means: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on the Premises that are due and payable during the term of this Lease, or imposed on Landlord by reason of the ownership, management or use of the Premises (but excluding income taxes); payments in lieu of taxes pursuant to the Developer's Agreement for any period the Premises is tax exempt (not to exceed $33,040.00 per year, but prorated for any partial year of the Term of this Lease); any Tax Increment Deficiency (as defined in the Developer's Agreement) required to be paid by Landlord; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Premises or the personal property described above and that are due and payable during the term of this Lease; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above, provided, however, that Tenant shall have the right in its reasonable discretion to approve or disapprove any tax protests and the costs related thereto in advance.

(3)       "Tenant's Share" means one hundred percent (100%).

(b)       Additional Rent.

(1)             Tenant shall pay Landlord as "Additional Rent" for each calendar year or portion thereof during the Term Tenant's Share of Operating Costs for such period.

(2)             Prior to the beginning of each calendar year, Landlord shall notify Tenant of Landlord's estimate of Operating Costs and Tenant's Additional Rent for the following calendar year. Commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent. If Landlord thereafter estimates that Operating Costs or Taxes for such year will vary from Landlord's prior estimate, Landlord may, by notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate).

(3)             As soon as reasonably practicable after the end of each calendar year (but not later than 120 days after the end of each calendar year, in any event), Landlord shall furnish Tenant a statement with respect to such year, showing Operating Costs and Additional Rent for the year, and the total payments made by Tenant with respect thereto. Except as otherwise provided herein, unless Tenant raises any objections to Landlord's statement within fifteen (15) months after receipt of the same, such statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such statement or any item therein or the computation of Additional Rent based thereon. If Tenant does object to such statement, then Landlord shall provide Tenant with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes. Any objection of Tenant to Landlord's statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on Landlord's statement, nor shall any failure of Landlord to deliver Landlord's statement in a timely manner relieve Tenant of Tenant's obligation to pay any amounts due Landlord based on Landlord's statement. Within fifteen (15) months after receipt of Landlord's annual reconciliation statement, Tenant shall have the right, during normal business hours and upon reasonable advance notice to Landlord, to review or audit Landlord's books and records pertaining to Operating Costs set forth in said reconciliation statement. Further, Tenant may only perform one such review or audit in each calendar year during the Term and any such review or audit shall be performed at the offices of Landlord or such other location in the Twin Cities that Landlord may reasonably select. In the event that Landlord's review or audit discloses that Landlord has overcharged Tenant, (i) Tenant may also review the prior year's reconciliation statement (notwithstanding the 15 month cut off for review of same described above), to the extent Tenant has not already performed an audit on same, and (ii) Landlord shall promptly reimburse Tenant for the excess amounts paid by Tenant. In the event that any such overage exceeds the amount actually owed by Tenant by more than five (5) percent (5%), Landlord shall promptly reimburse Tenant for the out of pocket cost of its audit (excluding, travel, meals and lodging) and if the dollar amount of the overcharge exceeds the amount actually owed by Tenant by more than five percent (5%), Landlord shall pay interest at the Interest Rate on any sums from July 1 of the calendar year with respect to which such overcharge occurred until payment is received by the Tenant.

(4)             If Tenant's Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within thirty (30) days of Tenant's receipt of Landlord's statement. If the total payments made by Tenant on account thereof exceed Tenant's Additional Rent as finally determined for such year, Tenant's excess payment shall, at Tenant's option, either be credited toward the rent next due from Tenant under this Lease, or be refunded by Landlord in cash within thirty (30) days after notifying Landlord in writing of its election to receive such cash payment. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 365-day year by computing Tenant's Share of Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term. Notwithstanding the termination of this Lease, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within thirty (30) days after Tenant's receipt of Landlord's final statement for the calendar year in which this Lease terminates, the difference between Tenant's Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.

(c)       Additional Rent: Taxes

(1)             Tenant shall pay Landlord as Additional Rent for each calendar year or portion thereof during the Term Tenant's share of Taxes that are due and payable during such period.

(2)             Landlord shall furnish Tenant a statement showing the Taxes payable for the then current calendar year and Tenant's share of such Taxes. Tenant shall pay the same to Landlord, on or before the later of (i) the fifteenth business day following receipt of Landlord's statement or (ii) the day which is twenty calendar days prior to the latest date on which Taxes may be paid without incurring a penalty or late charge, provided that if any penalty, late charge or interest is imposed or payable on any Taxes solely by reason of Tenant's failure to pay Tenant's Share of Taxes within the time required, Tenant shall, upon demand, reimburse Landlord for such penalty, late charge or interest.

(3)             If Tenant in the exercise of its reasonable judgment believes that Taxes are excessive because of improper valuations, tax rates or special assessments and should be contested, and Landlord is not contesting Taxes for such year, then Tenant shall have the right to contest with reasonable diligence the Taxes and to deduct all reasonable out of pocket costs relating to the contest from any refund obtained from such contest. Tenant shall be entitled to collect the entire refund, except to the extent that the refund applies to taxes attributable to a period that precedes or follows, in whole or in part, the Term, in which case the refund shall be pro rated accordingly. Tenant shall use reasonable diligence in pursuing any such tax contest, including any settlement thereof; provided, however, (a) Landlord and Tenant agree to consult with the other prior to commencing any such tax contest; and (b) neither Landlord nor Tenant shall settle any such tax contest without the approval of the other, which may be given or withheld in the approving party's reasonable discretion. Tenant acknowledges and agrees that the Developer's Agreement requires Landlord and Tenant to sign and deliver to the City and be bound by the terms of that certain Cost Certification attached to the Developer's Agreement as Exhibit M, which, among other things, certifies that the sum of all construction costs for the Premises (including land, building, development costs and tenant improvements, but not trade-specific fixtures or relocation costs), shall, upon issuance of a Certificate of Completion (defined in the Developer's Agreement), be $13,275,000 and further, requires the parties to agree not to assert certain factual matters more particularly set forth in the Cost Certification, all of which may have a bearing on the assessed value of the Premises and the outcome of any tax appeal.

3.3       Payment of Rent. All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest (collectively, "Rent"), shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. All sums payable to Landlord on demand under the terms of this Lease shall be payable within thirty (30) days after notice from Landlord of the amounts due. All rent shall be paid without offset, recoupment or deduction except as otherwise provided in this Lease in lawful money of the United States of America to Landlord at Landlord's Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate.

4.       SECURITY DEPOSIT. Within five (5) business days after execution of this Lease, Tenant shall deposit with Landlord the Security Deposit, (the "Security Deposit"), as security for the performance of Tenant's obligations under this Lease. Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any Event of Default under this Lease or to compensate Landlord for any damage Landlord incurs as a result of Tenant's failure to perform any of Tenant's obligations hereunder. In such event Tenant shall pay to Landlord on demand an amount sufficient to replenish the Security Deposit. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above. The Security Deposit shall be in the form of an unconditional and irrevocable letter of credit issued by a National bank acceptable to Landlord. Landlord may draw against the letter of credit if it is not extended or replaced at least thirty (30) days prior to its expiration date.

The amount of the Security Deposit shall be determined as follows:

(a)       Ryan will fund the entire $39 of Tenant Improvements and rent will remain at $14.50 (subject to the 2% escalation provided above).

(b)       Tenant will post a $2,000,000.00 letter of credit.

(c)       The letter of credit will be reduced by $400,000 on each anniversary date of lease commencement provided that two conditions are met at that time:

(i)                 Tenant is not then in default on any material financial matter under the Lease beyond the applicable cure period.

(ii)               Tenant's market capitalization is at least $100,000,000.00.

(d)       Tenant's market capitalization value will be determined by the following:

(i)               If Tenant is a publicly traded company: by multiplying the outstanding shares by the average market price for the 20 trading days immediately preceding the Lease anniversary.

(ii)             If Tenant is not publicly traded: by multiplying the number of outstanding shares times the issue price of the stock in the latest round of private equity sold.

(e)       Tenant may reduce the amount of Tenant Improvements available by any amount by putting in cash.

(i)               For every $1.00 per foot in improvements that the TI allowance is reduced the annual rent will be reduced by $0.0937.

(ii)             In other words, if Tenant were to reduce the improvement allowance by $10.00 per rentable foot ($1,140,000.00) the rent would be reduced by $0.937 per year, so the net rent would be $13.563 per foot. Or,

(iii)           If Tenant were to reduce the improvement allowance by $2,000,000.00, that would reduce the allowance by $17.544 per foot and the rent would be reduced by $1.644 per year for a net rent or $12.856 per foot.

(f)       Tenant may select a combination of the above.

(i)	For example, Tenant could put in $1,000,000.00 in cash, with the appropriate rent reduction and a $1,000,000.00 letter of credit, 20% of that number would bum off at the end of each year.

5.       USE AND COMPLIANCE WITH LAWS.

5.1       Use. The Premises may be used for any purpose permitted by Laws, including, but not limited to, office purposes, light manufacturing or assembly, and product research and testing of medical devices, and other uses incidental to the foregoing, but subject to the terms, conditions and restrictions set forth in the Planned Unit Development Agreement, as modified by the City of New Brighton Resolution No. 07-103 and a Planned Unit Development Declaration executed by Landlord (as modified, the "PUD"), Contract for Private Redevelopment between the City of New Brighton and Landlord (the "Developer's Agreement) and the Declaration (defined in Section 5.2(a)(5) herein). Tenant shall comply with all present and future Laws, the PUD, and the Developer's Agreement relating to Tenant's use or occupancy of the Premises (and make any repairs, alterations or improvements as required to comply with all such Laws, provided that in no event shall Tenant be responsible for making any required repairs, alterations or improvements required by any Laws existing as of the Commencement Date unless due to Tenant's specific and unique use or occupancy of the Premises), and shall observe the "Building Rules" (as defined in Section 27 - Rules and Regulations). Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Premises or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance. Tenant shall not, without the prior consent of Landlord, (i) bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building or any of the heating, ventilating and air-conditioning ("HVAC"), mechanical, elevator, plumbing, electrical, fire protection, life safety, security or other systems in the Building ("Building Systems"), or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than as contemplated in the second sentence of this Section 5.1; or (iii) connect to any electrical circuit in the Premises any equipment or other load with aggregate electrical power requirements in excess of 80% of the rated capacity of the circuit.

5.2       Hazardous Materials.

(a)       Definitions.

(1)             "Hazardous Materials" shall mean any substance: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

(2)             "Environmental Requirements" shall mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials, including without limitation the Declaration.

(3)             "Handled by Tenant" and "Handling by Tenant" shall mean and refer to any installation, handling, generation, storage, use, disposal, discharge, release, abatement, removal, transportation, or any other activity of any type by Tenant or its agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, "Representatives") or its guests, customers, invitees, or visitors (collectively, "Visitors"), at or about the Premises in connection with or involving Hazardous Materials.

(4)             "Environmental Losses" shall mean all costs and expenses of any kind, damages, including foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of and compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises.

(5)             "Declaration". "Declaration" shall mean a Declaration of Restrictive Covenants required by the Minnesota Pollution Control Agency ("MPCA") to be filed against the title to the Premises upon the completion of redevelopment of the Premises that will (i) give recorded notice of contamination of soil and groundwater by Hazardous Materials which contamination is allowed by the MPCA to remain on the Premises; (ii) prohibit use of the Premises as a residence, hotel, day care center, nursing home, hospital or recreational facility; (iii) prohibit installation of wells (except by MPCA) on the Premises; (iv) prohibit disturbance of soil without the approval of MPCA; (v) give MPCA access to the Premises to verify compliance with the Declaration; and (vi) require maintenance of the covers over contaminated soils allowed by MPCA to be left on the Premises. Landlord shall provide a copy of the proposed Declaration to Tenant prior to executing same and Tenant may provide to Landlord any suggestions or concerns Tenant may have concerning the terms of the Declaration, provided, however, neither this Lease nor any of Tenant's obligations hereunder are made contingent upon Tenant's review or approval of the form of the Declaration, or inclusion of provisions therein to address any of Tenant's suggestions or concerns.

(6)       "Response Action Plans" or "RAPs". "Response Action Plans" or "RAPs" shall mean plans required and to be pre-approved by MPCA to protect human health and the environment and pursuant to which Landlord will address existing contamination on the Premises in the course of its redevelopment of the Premises.

(b)               Tenant's Covenants. No Hazardous Materials shall be Handled by Tenant at or about the Premises without Landlord's prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord's requirements, all in Landlord's absolute discretion. Notwithstanding the foregoing, normal quantities and use of those Hazardous Materials customarily used in the conduct of the activities described in the second sentence of Section 5.1 ("Permitted Hazardous Materials") may be used and stored at the Premises without Landlord's prior written consent, provided that Tenant's activities at or about the Premises and the Handling by Tenant of all Hazardous Materials shall comply at all times with all Environmental Requirements. Promptly after it is finalized, Landlord shall provide a copy of the Declaration to Tenant and Tenant agrees that, upon its receipt thereof, the Declaration shall be incorporated into and become a part of this Lease. At the expiration or termination of the Lease, Tenant shall promptly remove from the Premises all Hazardous Materials Handled by Tenant at the Premises. Tenant shall keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials. Tenant shall be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant's Representatives and Visitors, and all of Tenant's obligations under this Section (including its indemnification obligations under paragraph (e) below) shall survive the expiration or termination of this Lease.

(c)                Tenant's Compliance. Tenant shall at Tenant's expense promptly take all actions required by any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Premises, including inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and all Handling by Tenant of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not interfere with any other tenant's quiet enjoyment of the Premises or Landlord's use, operation, leasing and sale of the Premises. Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling by Tenant of Hazardous Materials at or about the Premises. If any lien attaches to the Premises in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord's administrative costs) in connection therewith shall be payable by Tenant on demand.

(d)             Landlord's Rights. Landlord shall have the right, but not the obligation, to enter the Premises at any reasonable time upon not less than 24 hours prior notice (except in case of emergency) and only if accompanied by an authorized representative of Tenant (i) to confirm Tenant's compliance with the provisions of this Section 5.2, and (ii) to perform Tenant's obligations under this Section if Tenant has failed to do so after reasonable notice to Tenant. Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. Tenant shall pay to Landlord on demand the costs of Landlord's consultants' fees and all costs incurred by Landlord in performing Tenant's obligations under this Section. Landlord shall use reasonable efforts to minimize any interference with Tenant's business caused by Landlord's entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.

(e)             Tenant's Indemnification. Tenant agrees to indemnify, defend, protect and hold harmless Landlord and its partners or members and its or their partners, members, directors, officers, shareholders, employees and agents from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys', experts' and consultants' fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Premises or Tenant's failure to comply in full with all Environmental Requirements with respect to the Premises.

(f)              Landlord's Compliance. Landlord shall comply with all Environmental Requirements in completing Landlord's construction obligations under this Lease, and shall incorporate no Hazardous Materials into the Premises other than those, if any, permitted by Environmental Requirements and customarily used in the construction of similar projects in the Twin Cities area. Landlord and Tenant acknowledge that the Premises is located on a so-called "brownfields" site, and in furtherance of the obligations set forth in the foregoing sentence, Landlord shall construct the improvements to the Premises in accordance with the RAPs.

(g)             Tenant's Rights. In the event that Tenant reasonably determines that any Hazardous Materials are present on the Premises (other than any Hazardous Materials that may have been introduced upon the Premises by Tenant, its Representatives or Visitors and other than any Hazardous Materials that are allowed by MPCA to remain in the soil and groundwater of the Premises pursuant to the RAPs and the Declaration, including any such allowable Hazardous Materials which have been exacerbated by the actions of Tenant, its Representative or Visitors and vapors other than those contemplated in the RAPs that entered the Premises subsequent to Landlord's completion of the actions required by the RAPs) and represent a material danger to persons or property on the Premises, Tenant shall notify Landlord of the same, and Landlord shall immediately take such steps as are required by MPCA with respect to such Hazardous Materials. If Landlord fails to do so within one hundred twenty (120) days after receipt of written notice from Tenant, Tenant, at its sole option, shall have the right to elect either of the following remedies by written notice to Landlord: (i) Tenant may take over such steps required by MPCA of Landlord, in which case Tenant shall have the right to recover from Landlord the reasonable costs incurred by Tenant to perform such steps required by MPCA, together with interest thereon at the Interest Rate, or (ii) Tenant may terminate this Lease, provided, however, to be effective, Tenant's written notice to Landlord stating Tenant's election either of said remedies in subparagraph (i) or (ii) above must be delivered to Landlord prior to Landlord's completion of the MPCA required work. Notwithstanding the foregoing provisions to the contrary, Tenant shall not have the option to terminate this Lease unless the MPCA (or, if the MPCA fails to provide a timely response to inquiry of Landlord or Tenant, an environmental consultant reasonably acceptable to both Landlord or Tenant) shall determine that occupancy of the Premises creates material risk of illness or injury from such Hazardous Materials. Notwithstanding the foregoing provisions to the contrary, provided that Landlord promptly commences and diligently proceeds with the steps required by MPCA, Landlord shall have such additional time as may be reasonably necessary to complete such steps so long as in the reasonable judgment of Tenant the occupants of the Premises are reasonably able to continue to occupy the Premises without material risk of illness or injury from such Hazardous Materials. Landlord shall use reasonable efforts to minimize any interference with Tenant's business caused by Landlord's entry into the Premises.

The obligations of Landlord and Tenant under subsections (e) and (f), respectively, shall survive the expiration or termination of this Lease.

5.3     Americans With Disabilities Act. The parties agree that the liabilities and obligations of that certain federal statute commonly known as the Americans With Disabilities Act as well as the regulations and accessibility guidelines promulgated thereunder as each of the foregoing is supplemented or amended from time to time (collectively, the "ADA") shall be the responsibility of Tenant.

Prior to the Commencement Date, Landlord shall construct the Premises and the Tenant Improvements in a manner that, as of the Commencement Date, complies with all requirements of the ADA. From and after the Commencement Date, Tenant covenants and agrees to conduct its operations within the Premises in compliance with the ADA. If any of the Premises fails to comply with the ADA, as a result of Landlord's failure to meet the requirements of the first sentence of this paragraph, Landlord shall be responsible for correcting such non-compliance. If any portion of the Premises fails to comply with the ADA as a result of any change in the ADA after the Commencement Date, such nonconformity shall be promptly made to comply by Tenant to the extent so required under the ADA. In the event that Tenant elects to undertake any alterations to, for or within the Premises, Tenant agrees to cause such alterations to be performed in compliance with the ADA.

6.       TENANT IMPROVEMENTS & ALTERATIONS.

6.1       Landlord and Tenant shall perform their respective obligations with respect to design and construction of any improvements to be constructed and installed in the Premises (the "Tenant Improvements"), as provided in the Construction Rider. Except for any Tenant Improvements to be constructed by Tenant as provided in the Construction Rider and except as otherwise provided below, Tenant shall not make any alterations, improvements or changes to the Premises, including installation of any security system or telephone or data communication wiring, ("Alterations"), without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. Any such Alterations shall be completed by Tenant at Tenant's sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials and utilizing contractors approved by Landlord in its reasonable discretion; (ii) in compliance with plans and specifications approved by Landlord; (iii) in compliance with the construction rules and regulations promulgated by Landlord from time to time; and (iv) in accordance with the Declaration and all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with the Declaration and all applicable Laws and necessitated by Tenant's work). Landlord's right to review and approve (or withhold approval of) Tenant's plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to ensure compliance with the Declaration and Laws and to reasonably protect Landlord's interest from any material diminution in value or material damage to the structure or the HVAC and Building Systems of the Building. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with the Declaration or applicable Laws or other requirements. Notwithstanding the foregoing provisions to the contrary, Tenant shall have the right, without Landlord's consent, to make non-structural Alterations such as painting, wall or window coverings, floor coverings, or installation or rearrangement of cubicles or other modular office dividers that do not violate the Declaration or otherwise disturb the parking lot or soil on the Premises and that do not affect the Building structure, HVAC or Building Systems ("Minor Alterations"), provided that Tenant gives Landlord not less than ten (10) days prior written notice of any such Minor Alterations and shall otherwise comply with the terms and provisions of this Lease. Except as otherwise provided in Landlord's consent (if applicable), and except as otherwise provided in Section 6.4 below, all Alterations shall upon installation become part of the realty and be the property of Landlord. Tenant shall have no obligation to remove any Minor Alterations or any other Alterations except to the extent that the same materially diminish the value of the Building in Landlord's reasonable determination or materially affect the Building's structure, HVAC or Building Systems, and then only to the extent that Landlord, at the time of giving its consent to any such Alteration, notified Tenant of the requirement that such Alteration be removed at the end of the Term. Whether or not Landlord's consent is required for any improvements, upon receipt of written notice of Tenant's intention to make any Alterations, Landlord may impose conditions upon Tenant's right to perform such work as Landlord may deem reasonably necessary to protect its interest in the Premises, including without limitation, requiring (a) insurance naming Landlord as additional insured, (b) Tenant to carry builder's risk insurance with limits of coverage adequate to cover the cost of construction and naming Landlord as additional insured (which insurance shall be maintained during periods of construction and shall be primary in the event of a casualty occurring on or about the Premises), (c) adequate financial security or assurances to ensure the contractor and all subcontractors will be paid for their work, (d) the right to have a representative of Landlord be present during the making of any Alterations or Minor Alterations, and (e) the right to inspect any Alterations or Minor Alterations during the course of construction. Notwithstanding anything herein to the contrary, during any period where Landlord is performing initial construction of the Premises, including without limitation, constructing or installing the Tenant Improvements (i.e. until Landlord is completely finished with its initial construction work of the Premises and any Tenant Improvements), Tenant must use union contractors recognized and approved by the Building Trades Council having jurisdiction over Minneapolis, Minnesota to construct or install any tenant improvements, Alterations, Minor Alterations or tenant trade fixtures, equipment, etc...

6.2       Before making any Alterations (other than Minor Alterations), Tenant shall submit to Landlord for Landlord's prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to make the Alterations and, if required, a copy of the contractor's license. Tenant shall not be required to reimburse Landlord for any costs incurred by Landlord in connection with any Alterations made by Tenant except that Tenant shall reimburse Landlord within thirty (30) days after written request for payment for any reasonable out of pocket costs incurred by Landlord in connection with having a mechanical engineer or structural engineer reasonably review plans or inspect completed work for Alterations made or desired to be made by Tenant. Tenant shall obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord before commencement of any Alterations. Tenant shall also deliver to Landlord copies of inspection approvals and any certificate of occupancy issued upon completion of the Alterations (other than Minor Alterations), together with a sworn construction statement from the general contractor substantiating the total cost of the project (including the value of labor of materials) and identifying all subcontractors, and together with copies of full and final lien waivers or paid invoices from the general contractor and all subcontractors.

6.3       Tenant shall keep the Premises free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Premises, and Tenant does not cause the same to be released by payment, bonding or otherwise within thirty (30) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released by payment of the lien or otherwise, and any sums expended by Landlord (plus Landlord's administrative costs) in connection therewith shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2 - Interest). Tenant shall give Landlord at least ten (10) days' notice prior to the commencement of any Alterations (except in case of emergency when notice shall be given as soon as reasonably possible) and cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.

6.4       Subject to the provisions of Section 5 - Use and Compliance with Laws and the foregoing provisions of this Section, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures ("Trade Fixtures") in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.

7.       MAINTENANCE AND REPAIRS.

7.1       At the time of lease commencement and prior to Tenant's possession of the Premises, Tenant and its architect and project manager shall prepare and deliver to Landlord a written punch list of then-known building deficiencies. Landlord shall correct all such deficiencies within thirty (30) days after receipt of said written punchlist, except if the nature of the deficiency is such that it cannot be corrected in thirty (30) days, then Landlord shall have an additional reasonable amount of time within which to correct the particular deficiency. If Landlord does not correct any deficiency within the time period permitted above, then Tenant shall have the right to do so and upon completion thereof and delivery to Landlord of written documentation substantiating costs incurred and payment thereof by Tenant, Landlord shall pay Tenant said costs (inclusive of an administrative cost of 10%) within thirty (30) days after receipt of same. If Landlord does not pay any amounts due under the preceding sentence within said thirty (30) day period, then Tenant may deduct the cost thereof from the next installment(s) of Rent payable under the Lease. Tenant's occupancy of the Premises or preparation of a punch list shall not reduce Landlord's obligation to construct the space in accordance with the Final Plans (defined in Exhibit B). Landlord agrees to cooperate with Tenant to enforce, at Tenant's sole cost and expense, any express warranties or guaranties of workmanship or materials given by subcontractors or materialmen that guarantee or warrant against defective workmanship or materials and to cooperate with Tenant in the enforcement, at Tenant's sole cost and expense, of any service contracts that provide service, repair or maintenance to any item incorporated in the Building; provided that Landlord will not charge Tenant for Landlord's employees' time in such cooperation.

7.2     During the Term, Tenant at Tenant's expense but under the direction of Landlord, shall repair and maintain Tenant's signage and the interior of the Premises, including, without limitation, the interior walls, floor coverings, ceiling (ceiling tiles and grid), Tenant Improvements, Alterations, Minor Alterations, fire extinguishers, outlets and fixtures, plate glass, doors, door locks and door hardware, security systems, telecommunications systems, and plumbing fixtures, and any appliances (including dishwashers, hot water heaters and garbage disposers) in the Premises, in a first class condition, and keep the Premises and the parking areas in a clean, safe and orderly condition.

7.3     Landlord shall maintain or cause to be maintained in reasonably good order, condition and repair, (i) the exterior of the Building and all other exterior improvements constructed upon the Premises, including, but not limited to, roof (including without limitation flashing and drainage systems), lawn care and landscaping, snow removal, parking areas (other than routine maintenance such as debris and rubbish removal which shall be performed by Tenant), and (ii) the following portions of the Premises: fire sprinkler system, utility lines up to connection points with the building, HVAC and other Building Systems, foundations, floor slab (but not floor coverings) and exterior walls of the Building. All costs incurred by Landlord in performing such maintenance and repair shall be included within the definition of Operating Costs pursuant to the terms of this Lease (except as otherwise provided in this Lease), provided, however, that Tenant shall pay directly the cost of repairs for any damage occasioned by Tenant's use of the Premises or any act or omission of Tenant or Tenant's Representatives or Visitors, to the extent (if any) not covered by the property insurance in the form required to be maintained by Landlord pursuant to this Lease (or if covered by insurance, then to the extent of any deductible). Notwithstanding anything herein to the contrary, Landlord shall also maintain or cause to be maintained, at its sole cost, the structural portions of the Premises. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair.

7.4     If any governmental authority promulgates or revises any Law or imposes mandatory controls on Landlord or the Premises relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Premises (collectively "Controls"), Tenant shall comply with such Controls or make any required alterations to the Premises related thereto.

7.5       Tenant shall have the exclusive right, subject to approval by the City, to place two large lighted signs on the exterior or on the top of the Building and one monument sign in front or on the side of the Building. Tenant shall also have the right to post signs in the parking area, including signs identifying visitors, reserved and/or other parking designations or limitations. All such signage and Tenant's right to install same shall be subject to and installed in compliance with applicable Laws. The cost of all signage is the responsibility of the Tenant. Landlord shall have the right to approve the design of such signage provided such approval shall not be unreasonably withheld or delayed. It is intended that Tenant shall have the right to place on the Building two large signs with its logotype and its colors, subject to Landlord's reasonable approval. Tenant shall be obligated to maintain the building-mounted signage. Tenant shall not be obligated to remove the Building mounted sign and restore the Building exterior surface to its original condition unless the Lease shall be involuntarily terminated earlier than the end of the 144th month of the Term.

7.6       Right to Install Antennas. In addition to the other rights granted by this Lease, Tenant shall have the exclusive right during the Term to install, maintain and operate satellite dish and/or whip antennae or similar rooftop antenna (the "Antennas") on the Building's roof. Tenant shall pay no additional charge for such right during the Term. Tenant shall install and maintain the Antennas and related cabling at its sole expense. Tenant shall fully comply with the requirements of any roof warranty. The installation of the Antennas shall be completed in a workmanlike manner and in accordance with all applicable laws. Tenant shall install the Antennas using non-penetrating roof mounts. Tenant shall comply with all floor load limitations. At the termination of this Lease Tenant shall, at Tenant's sole cost and expense, remove the Antennas and restore the Antenna site to the condition it was prior to the installation of the Antennas, reasonable wear and tear and damage due to fire or other casualty excepted. Tenant shall be responsible for obtaining, if required, any licenses or permits required by any governmental agency having jurisdiction over the Building.

8.       TAXES. Tenant shall pay all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord's receipt of any rent payable by Tenant pursuant to the terms of this Lease ("Rental Tax"). Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease.

9.       UTILITIES AND SERVICES.

9.1       Description of Services. Landlord shall install utilities and HVAC equipment to serve the Premises, all in accordance with the specifications set forth in the Final Plans (defined in Exhibit B).Landlord shall also provide the Building with janitorial services five days a week (except public holidays), normal fluorescent lamp replacement, window washing, elevator service, and common area toilet room supplies. All electrical, water, sewer, and natural gas services will be paid by the Tenant directly to the utility providers, and any such sums so paid shall not constitute Rent for the purpose of calculating Landlord's management fee (if applicable).

9.2       Interruption of Services. In the event of an interruption in or failure or inability to provide any services or utilities to the Premises for any reason (a "Service Failure"), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant's obligations under this Lease. Notwithstanding the foregoing provisions to the contrary, in the event of any utility service interruption that is caused by Landlord's acts and materially interferes with Tenant's use and enjoyment of the Premises, and Landlord fails to take all commercially reasonable steps to restore such utility service as soon as reasonably possible and said interruption continues for at least five (5) consecutive days, then Tenant shall have the right to abate Rent in proportion to the area of the Premises which Tenant's use and enjoyment has been materially interfered with commencing on the sixth (6) day after service was interrupted and ending on the day the applicable utility service is restored to the Premises, provided, however, (i) a condition precedent to Tenant's right of abatement is that Tenant shall cooperate with Landlord and provide such information or certifications reasonably required in order to submit a claim for such rent loss insurance, and (ii) the abatement shall only apply to the extent the type of utility interrupted is either gas, electric, water or sewer.

10.       EXCULPATION AND INDEMNIFICATION.

10.1 Landlord's Indemnification of Tenant. Subject to Section 11.3 and Section 28, Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable attorneys' fees and costs incurred in defending against the same ("Claims") asserted by any third party against Tenant for loss, injury or damage, to the extent such loss, injury or damage is caused by the Landlord's breach of this Lease or by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives.

10.2 Tenant's Indemnification of Landlord. Subject to Section 11.3, Tenant shall indemnify, protect, defend and hold Landlord and Landlord's authorized representatives harmless from and against Claims arising from (a) the negligent acts or omissions or willful misconduct of Tenant or Tenant's Representatives or Visitors in or about the Premises, or (b) any construction or other work undertaken by Tenant on the Premises (including any design defects), or (c) any breach or default under this Lease by Tenant, or (d) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises during the Term, excepting only Claims described in this clause (d) to the extent they are caused by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives.

10.3 Damage to Tenant's Property. Landlord shall not be liable to Tenant for any loss, injury or other damage to Tenant's property in or about the Premises from any cause (including defects in the Premises or in any equipment in the Premises; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises; or acts of other tenants in the Premises) unless caused by Landlord's negligence (unless waived pursuant to Section 11.3) or willful misconduct. Except as provided in the preceding sentence, Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto.

10.4 Survival. The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.

11.       INSURANCE.

11.1       Tenant's Insurance.

(a)             Liability Insurance. Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Three Million Dollars ($3,000,000.00) each occurrence for bodily injury and property damage combined, Three Million Dollars ($3,000,000.00) annual general aggregate, and Three Million Dollars ($3,000,000.00) products and completed operations annual aggregate. Tenant's liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant's use or occupancy of the Premises; (v) extend coverage to cover liability for the actions of Tenant's Representatives and Visitors; and (vi) designate separate limits for the Premises. Each policy of liability insurance required by this Section shall: (i) contain a cross liability endorsement or separation of insureds clause; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (iii) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (iv) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, its partners, property managers and Mortgagees; and (v) name Landlord, its partners, the Property Manager identified in the Basic Lease Information (the "Property Manager"), and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds. Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies.

(b)             Property Insurance. Tenant shall at all times maintain in effect with respect to any Alterations and Tenant's Trade Fixtures and personal property, commercial property insurance providing coverage, on an "all risk" or "special form" basis, in an amount equal to at least 90% of the full replacement cost of the covered property. Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures and personal property so insured. Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to early insurance on any Alterations or on Tenant's Trade Fixtures or personal property.

(c)                Requirements For All Policies. Each policy of insurance required under this Section 11.1 shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant's sole cost and expense, and (iii) require at least thirty (30) days' written notice to Landlord prior to any cancellation, nonrenewal or modification of insurance coverage. Insurance companies issuing such policies shall have rating classifications of "A" or better and financial size category ratings of "VII" or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Premises is located. Any deductible amount under such insurance shall not exceed $50,000. Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.

(d)               Updating Coverage. Tenant shall increase the amounts of insurance as required by any Mortgagee, and, not more frequently than once every three (3) years, as recommended by Landlord's insurance broker, if, in the opinion of either of them, the amount of insurance then required under this Lease is not adequate. Any limits set forth in this Lease on the amount or type of coverage required by Tenant's insurance shall not limit the liability of Tenant under this Lease.

(e)                Certificates of Insurance. Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this paragraph, Tenant shall at Landlord's request provide to Landlord a certified copy of each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.

11.2     Landlord's Insurance. During the Term, Landlord shall maintain in effect insurance on the Building with responsible insurers, on an "all risk" or "special form" basis, insuring the Building and the Tenant Improvements (excluding items Tenant is responsible for insuring under this Lease and Tenant's personal property, trade fixtures, Minor Alterations, and also excluding Alterations that Tenant is required to remove upon Lease termination) in an amount equal to at least 90% of the replacement cost thereof, excluding land, foundations, footings and underground installations, and including coverage for loss of rents. Landlord may also carry commercial general liability insurance with respect to the Premises and such other insurance coverages required to be carried pursuant to the Developer's Agreement for the Premises. No such policy shall be subject to a deductible or retention in excess of $50,000.00 per occurrence without Tenant's prior written consent, which may be withheld in Tenant's sole discretion. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts, as reasonably determined by Landlord. Notwithstanding the foregoing, any insurance carried or required to be carried by Landlord relative to the Premises may be maintained under a blanket policy or policies of insurance covering the Premises and other properties owned or managed by Landlord or its management agent, provided, however, if any insurance is carried under a blanket policy or policies of insurance, then only such portion of the premium (or deductible) that is fairly allocable to the Premises shall be included in Operating Costs.

11.3     Mutual Waiver of Right of Recovery & Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against each other and the partners, managers, members, shareholders, officers, directors and authorized representatives of each other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises or any operation therein, regardless of cause, including negligence (active or passive) of the party benefiting from the waiver. If any such policy of insurance relating to this Lease or to the Premises does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12.          DAMAGE OR DESTRUCTION.

12.1       Landlord's Duty to Repair.

(a)                If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Premises from fire or other casualty then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 - Mutual Right to Terminate and 12.3 Landlord's Right to Terminate and 12.4 — Tenant's Right to Terminate„ Landlord shall, at its expense, repair and restore the Premises, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for any of Tenant's personal property, Trade Fixtures, Minor Alterations or Alterations.

(b)               If Landlord is required or elects to repair damage to the Premises, this Lease shall continue in effect, but Tenant's Base Rent and Additional Rent shall be ratably abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair from the date of the casualty until substantial completion of Landlord's repair of the affected portion of the Premises as required under this Lease. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant's business or property arising from fire or other casualty or by reason of any repairs to any part of the Premises necessitated by such casualty.

12.2       Mutual Right to Terminate. Either Landlord or Tenant may elect to terminate this Lease following damage by fire or other casualty if:

(a)                in the reasonable judgment of Landlord, the Premises cannot be substantially repaired and restored under applicable Laws within three hundred sixty-five (365) days after the date of the casualty, provided, however, that the party electing to terminate shall give written notice to the other party within thirty (30) days after the date of casualty; or

(b)               the fire or other casualty occurs during the last year of the Term unless prior to such fire or casualty, Tenant has timely exercised its renewal option for an additional five (5) year term.

If any of the circumstances described in subparagraphs (a) or (b) of this Section 12.2 occur or arise, the party electing to terminate shall give written notice to the other party within thirty (30) days after the date of the casualty, specifying such party's election to terminate this Lease as provided above. If neither party gives such election notice within said thirty (30) day period, then Landlord shall within thirty (30) days thereafter, notify Tenant in writing of Landlord's estimate of the time required to complete Landlord's repair obligations under this Lease.

12.3      Landlord's Right to Terminate.

(a)             Landlord shall also have the right to terminate this Lease if, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord's insurance policies (and/or from Landlord's funds made available for such purpose, at Landlord's sole option) to make the required repairs.

(b)             If the circumstances described in subparagraph (a) of this Section 12.3 occur or arise, Landlord shall give Tenant notice within thirty (30) days after the date of the casualty, specifying whether Landlord elects to terminate this Lease as provided above and, if not, Landlord's estimate of the time required to complete Landlord's repair obligations under this Lease.

12.4      Tenant's Right to Terminate. If Landlord fails to complete all repairs to the Premises as contemplated in this Article 12 within three hundred sixty-five (365) days after the occurrence of the event of casualty, subject to Tenant Delays and Force Majeure (or fails to complete all repairs as contemplated in this Article 12 within eighteen (18) months after the occurrence of the event of casualty, subject to Tenant Delays), then Tenant may, upon thirty (30) days prior written notice, terminate this Lease, provided that if Landlord completes all such repairs prior to the expiration of the thirty (30) day period, this Lease shall remain in full force and effect and the termination notice shall be deemed null and void.

13.        CONDEMNATION.

13.1       Definitions.

(a)             "Award" shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b)             "Condemnation" shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power ("Condemnor"), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c)             "Date of Condemnation" shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2 Effect on Lease.

(a)             If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect, except as otherwise provided herein to the contrary. If a portion of the Building is taken by Condemnation and Landlord determines that it would not be economically prudent to restore the Premises or if there are not adequate condemnation proceeds made available to Landlord to complete restoration, then upon written notice to Tenant delivered within sixty (60) days after Landlord notifies Tenant of the Condemnation, Landlord may terminate this Lease effective as of the date of Condemnation. Further, if such a significant portion of the Premises is taken by eminent domain that Tenant's use and enjoyment of the Premises for the purposes permitted under this Lease is unreasonably interfered with, or if such a significant portion of the parking areas is taken so as to materially and adversely affect Tenant's ingress and egress to the Premises or the required level of parking for the Premises, and Landlord is not able to provide substitutes or replacements for the parking areas taken reasonably acceptable to Tenant, then upon written notice to the other party delivered within sixty (60) days after Landlord notifies Tenant of the Condemnation, either party may terminate this Lease effective as of the Date of Condemnation.

(b)             If all or a portion of the Premises is temporarily taken by a Condemnor for a period not extending beyond the end of the Term, this Lease shall remain in full force and effect.

13.3 Restoration. If this Lease is not terminated as provided in Section 13.2 - Effect on Lease, Landlord, at its expense, shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building in an architecturally complete manner to as near the condition to which the Building was originally constructed as reasonably possible, reasonable wear and tear excepted. In no event shall Landlord have any obligation to repair or replace any of Tenant's personal property, Trade Fixtures, Minor Alterations, or Alterations.

13.4 Abatement and Reduction of Rent. If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Base Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant's use of the Premises.

13.5 Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant's business or as compensation for Tenant's personal property, Trade Fixtures or Alterations.

13.6 Failure to Complete Restoration. If Landlord fails to complete the restoration of the Premises as contemplated in Section 13.3 within three hundred sixty-five (365) days after the occurrence of any partial Condemnation, subject to Tenant Delays and Force Majeure, then Tenant may, upon thirty (30) days prior written notice, terminate this Lease, provided that if Landlord completes all such repairs prior to the expiration of the thirty (30) day period, this Lease shall remain in full force and effect and the termination notice shall be deemed null and void.

14.       ASSIGNMENT AND SUBLETTING.

14.1 General Except as otherwise permitted herein, Tenant may not, either voluntarily or by operation of law, assign this Lease or otherwise transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant's interest under this Lease (each and all a "Transfer"), without the consent of Landlord, not to be unreasonably withheld. The issuance, transfer, or sale of stock in Tenant, shall not be deemed an assignment of this Lease, provided, however, that Tenant shall notify Landlord in writing of a sale of more than fifty percent (50%) of the voting stock of Tenant in one transaction. Further, Landlord's consent shall not be required for any Transfer to any affiliate of Tenant (for purposes of this Section 14.1 the term "affiliate" means any corporation, partnership or other entity which is included in the consolidated financial statements of Transoma Medical, Inc.), or to any entity that has acquired all or substantially all the assets of Transoma Medical, Inc. or either of its divisions, Implantable Diagnostic Division or Data Science International, provided, however, that such assignee assumes Tenant's obligations under this Lease in writing and provides a copy of such assignment, sublease or transfer document to Landlord promptly upon full execution thereof by the parties. Further, Tenant shall also have the right to assign its interest in this Lease without the necessity of Landlord's consent for collateral purposes in connection with any financing undertaken by Tenant that pertains to the Premises or the operation of Tenant's business therein.

Prior to any proposed Transfer that requires Landlord's consent, Tenant shall submit in writing to Landlord (i) the name and legal composition of the proposed assignee, subtenant, user or other transferee (each a "Proposed Transferee"); (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, income statements for the last two years and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may request; and (iv) a copy of the proposed assignment and assumption, sublease or other agreement governing the proposed Transfer. Within fifteen (15) Business Days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer.

14.2 No Release Of Tenant. No Transfer, whether made with or without the consent of Landlord (including without limitation, any Transfer to an affiliate of Transoma Medical, Inc.), shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer. Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. Each assignee shall deliver to Landlord a written assumption of the Tenant's obligations under this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord's express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.3 Effectiveness of Transfer. Within ten (10) days after the date on which any Transfer becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord's commercially reasonable form of Consent to Assignment or Consent to Sublease, executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

14.4 Assignment of Sublease Rents. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord's application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant's obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).

15.       DEFAULT AND REMEDIES.

15.1 Events of Tenant Default. The occurrence of any of the following shall constitute an "Event of Default" by Tenant:

(a)                Tenant fails to make any payment of rent when due, or any amount required to replenish the security deposit as provided in Section 4 above, if payment in full is not received by Landlord within ten (10) days after written notice that it is due.

(b)               Tenant abandons the Premises (provided that Tenant shall not be deemed to have abandoned the Premises if it vacates the Premises so long as it continues to pay Rent due and otherwise perform its obligations under this Lease).

(c)                Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20 - Encumbrances - and 21 - Estoppel Certificates and Financial Statements - below.

(d)               Tenant violates the restrictions on Transfer set forth in Section 14 -Assignment and Subletting.

(e)                Tenant ceases doing business as a going concern; makes a general assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors' rights; all or substantially all of Tenant's assets are subject to judicial seizure or attachment and are not released within ninety (90) days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant's assets.

(f)                Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors' rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant's consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant's assets, to have such appointment vacated.

(g)                Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within thirty (30) days after notice to Tenant or, if such failure cannot be cured within such thirty (30)-day period, Tenant fails within such thirty (30)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of such notice.

15.2 Landlord's Remedies. Upon the occurrence of an Event of Default by Tenant, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a)                Landlord may terminate Tenant's right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant's account, storage of Tenant's personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant's surrender of the Premises or constitute a termination of this Lease or of Tenant's right to possession of the Premises. Upon such termination in writing of Tenant's right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages, including, but not limited to, tenant improvement costs, broker fees and negotiating costs and foreseeable consequential damages from Tenant as provided in any applicable statutes and any other applicable existing or future Law providing for recovery of damages for such breach.

(b)               Landlord may cure the Event of Default at Tenant's expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(c)                Landlord may remove all Tenant's property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant's property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant's outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

15.3 Landlord's Default. In the event of any default under this Lease by Landlord, Landlord shall have thirty (30) days after written notice thereof to cure such default, unless it shall be of a nature that it cannot reasonably be cured within said thirty (30) day period, in which event Landlord shall have a reasonable period of time to cure such default provided that Landlord commences to cure such default within said thirty (30) day period and thereafter diligently prosecutes such cure to completion. If Landlord fails to cure any default within the cure period specified above, Tenant, without limiting any of its rights or remedies permitted at law or in equity, shall have the right (but not the obligation) to cure such default and to charge Landlord for the cost thereof, or if Landlord does not reimburse Tenant therefor within thirty (30) days after written demand for payment, together with written evidence substantiating costs incurred by Tenant, then Tenant may offset any amounts owed by Landlord, plus interest at the Interest Rate, against the Rent or other amounts due hereunder. Notwithstanding anything herein to the contrary, Tenant shall not deduct more than fifty percent (50%) of the Base Rent from any monthly installment of Base Rent if there are sufficient months remaining in the Term to full recover the amount owed by Landlord (the "Maximum Offset").

16.              LATE CHARGE AND INTEREST.

16.1 Late Charge. If any regularly scheduled installment payment of rent is not received by Landlord within five (5) days after its due date, Tenant shall pay to Landlord on demand as a late charge the sum of $250.00. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.

16.2 Interest. In addition to the late charges referred to above, which are intended to defray Landlord's costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord's option bear interest from the date due until paid to Landlord by Tenant at the rate of twelve percent (12%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less (the "Interest Rate"). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant's default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

17.              WAIVER. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by the waiving party. The waiver by either party of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of either party upon any default by the other party shall impair such right or remedy or be construed as a waiver. Landlord's acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant's recurrent failure to timely pay rent) other than Tenant's nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction. Either party's consent to or approval of any act by the other party requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent act.

18.            ENTRY, INSPECTION AND CLOSURE. Upon reasonable oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to: (a) determine whether the Premises are in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Premises that Landlord has the right or obligation to perform, (d) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (e)show the Premises to prospective brokers, agents, buyers, transferees, Mortgagees or tenants (but Landlord may show the space to prospective tenants only during the last twelve (12) months of the Term or any renewal thereof), or (f) do any other act or thing necessary for the safety or preservation of the Premises. Landlord shall conduct its activities under this Section in a manner that will minimize inconvenience to Tenant without incurring additional expense to Landlord. Tenant shall have the right to have a representative be present during any entry by Landlord, except in the event of an emergency. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord's entry on the Premises in accordance with this Section. No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant's obligations under this Lease.

19.            SURRENDER AND HOLDING OVER.

19.1 Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Tenant Improvements and Alterations to Landlord broom-clean and in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations, and Tenant shall have no obligation to remove Alterations or Minor Alterations to the Premises except to extent specifically provided in this Lease; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises all Tenant's telephone and electronic cabling and security systems installed in the Building by Tenant, personal property and any Trade Fixtures and all Alterations and Minor Alterations that Landlord has elected to require Tenant to remove as provided in Section 6.1 - Tenant Improvements & Alterations, and repair any damage caused by such removal, provided, however, that Tenant shall not be required to remove any telephone or other cabling installed in the Building by Tenant if Tenant fulfills the initial 144 month Term of this Lease. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and Tenant shall indemnify Landlord from any other costs or damages incurred by Landlord by reason of Tenant's failure to complete timely removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord's notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord's removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant's possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant's obligations under this Section shall survive the expiration or termination of this Lease. In no event shall Tenant be required to remove the Tenant Improvements or any Alterations except as provided in Section 6.1 above.

19.2 Holding Over. If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant's continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent during Tenant's holding over shall be one and one-half times the Base Rent payable in the last full month prior to the termination hereof Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant's failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord's damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises. Nothing contained herein shall be construed to give Tenant any right to hold over or to impair or limit any of Landlord's rights and remedies set forth in this Lease if Tenant holds over without the prior written consent of Landlord, including without limitation, the right to terminate this Lease at any time during such holdover period, to recover possession of the Premises from Tenant, or to recover damages from Tenant from such holding over.

20. ENCUMBRANCES.

20.1 Subordination, Non- Disturbance and Attornment. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Premises or any interest of Landlord therein which is now existing or hereafter executed or recorded ("Encumbrance"); provided, however, that this Lease and all Tenant's rights thereunder shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as this Lease is in full force and effect and Tenant is not in default under this Lease. In order to confirm such subordination, Tenant shall execute and deliver to Landlord, within fifteen (15) days after written request therefor by Landlord and in substantially the form attached hereto as Exhibit D, or in such other form as may be requested by Landlord or its lender that is mutually and reasonably acceptable in form to Tenant and such lender, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance and the nondisturbance agreement of the holder of any such Encumbrance, provided that no such documents shall limit or reduce Tenant's rights under this Lease as between Landlord and Tenant. If the interest of Landlord in the Premises is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance, Tenant shall immediately and automatically attorn to the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease. Notwithstanding anything contained herein to the contrary, if the holder of any Encumbrance elects to have this Lease be prior to its lien, Tenant agrees that upon receipt of notice of same from Landlord or such Encumbrance holder, this Lease will be prior to such lien.

20.2 Mortgagee Protection. Tenant agrees to give any holder of any Encumbrance covering any part of the Premises ("Mortgagee"), by certified mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within the time permitted by this Lease commencing after the effective date of such notice of default, then the Mortgagee shall have the same period of time that Landlord has or had under this Lease within which to cure such default (but in no event less than thirty (30) days), provided, however, if the Mortgagee requires an additional period of time within which to obtain the legal right to enter the Premises to effect cure, then the Mortgagee shall have an additional thirty (30) days within which to obtain said right to enter the Premises in addition to the same period of time Landlord has under this Lease to make cure, and this Lease shall not be terminated so long as such remedies are being diligently pursued.

21.              ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

21.1 Estoppel Certificates. Within fifteen (15) days after written request therefor, Tenant shall execute and deliver to Landlord, in substantially the form attached hereto as Exhibit D, or in such other form as may be requested by Landlord or its lender or a prospective purchaser of the Premises that is mutually and reasonably acceptable in form to Tenant and either Landlord or its lender or prospective purchaser, as the case may be, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, whether Landlord has completed its construction obligations hereunder (if any) and such other information or certifications that Landlord, a lender or prospective purchaser may reasonably require. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Premises shall be entitled to rely upon any such certificate.

21.2 Financial Statements. Within thirty (30) days after written request therefor, but not more than once a year, except in the case of a financing or refinancing of the Premises or sale of the Premises, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet and a statement of profit and loss) of Tenant (and of each guarantor of Tenant's obligations under this Lease) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant's normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee.

22.              NOTICES. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party's address for notices set forth in the Basic Lease Information. Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from any notice required under this Lease. Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of delivery or receipt); or (b) one (1) day after acceptance by the independent service for delivery, if sent by independent messenger or courier service, or three (3) days after mailing if sent by mail in accordance with this Section. Either party may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23.            ATTORNEYS' FEES. In the event of any dispute between Landlord and Tenant in any way related to this Lease, and whether involving contract and/or tort claims, the non-prevailing party shall pay to the prevailing party all reasonable attorneys' fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment (collectively, "Fees"). The "prevailing party" shall be determined based upon an assessment of which party's major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party's major arguments or positions on major disputed issues. Any Fees incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

24.            QUIET POSSESSION. Subject to Tenant's full and timely performance of all of Tenant's obligations under this Lease (including any applicable notice and cure periods) and subject to the terms of this Lease, including Section 20 - Encumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25.            SECURITY MEASURES. Landlord shall, only at Tenant's direction, or Tenant may, at any time, implement security measures for the Premises, such as the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for Building or elevator access and other actions that Tenant deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption. Tenant shall cooperate and comply with, and cause Tenant's Representatives and Visitors to cooperate and comply with, such security measures. Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant's use or enjoyment of the Premises.

26.            FORCE MAJEURE. If Landlord is delayed, interrupted or prevented from performing any of its obligations under this Lease, including its obligations under the Construction Rider (if any), and such delay, interruption or prevention is due to (i) fire, (ii) act of God, (iii) governmental act or failure to act, (iv) labor dispute, (v) unavailability of materials, (vi) delays caused by the investigation, remediation and/or management of environmental contamination not included in the scope of work provided to the City pursuant to the Developer's Agreement, or (vii) any cause outside the reasonable control of Landlord (collectively, an event of "Force Majeure"), then the time for performance of the affected obligations of Landlord shall be extended for a period equivalent to the period of such delay, interruption or prevention. Notwithstanding the foregoing to the contrary, the unavailability of materials shall not constitute a Force Majeure delay if there is a reasonable substitute material available and Landlord does not use reasonable efforts to obtain it. Further, if there is a reasonable substitute material available, then a Force Majeure delay for unavailability of materials shall not extend beyond the time reasonably necessary to determine what the substitute material is and to obtain the substitute material. Landlord shall provide Tenant with prompt written notice of an event of Force Majeure.

27.            LANDLORD'S LIABILITY. The term "Landlord," as used in this Lease, shall mean only the owner or owners of the Building at the time in question. In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord's obligations to be performed under this Lease after the date of such conveyance, provided that the transferee Landlord has assumed all of the same. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord's interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord's partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord's obligations or actions under this Lease.

28.            CONSENTS AND APPROVALS.

28.1 Determination in Good Faith. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the specific provision contained in this Lease providing for such consent, approval, judgment or determination specifies that Landlord's consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent.

28.2 No Liability Imposed on Landlord. The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord's interest in the Premises, and no third parties, including Tenant or the Representatives and Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

29.            BROKERS. Landlord shall pay the fee or commission of the broker or brokers identified in the Basic Lease Information (the "Broker") in accordance with Landlord's separate written agreement with the Broker, if any. Tenant warrants and represents to Landlord that in the negotiating or making of this Lease neither Tenant nor anyone acting on Tenant's behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than the Broker. Tenant shall indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorney's fees incurred by Landlord asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Tenant or Tenant's Representatives.

30.            ENTIRE AGREEMENT. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. Neither Landlord nor Landlord's agents have made any representations or warranties with respect to the Premises or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof.

31.            MISCELLANEOUS. This Lease may not be amended or modified except by a writing signed by Landlord and Tenant. Subject to Section 14 - Assignment and Subletting and Section 28 -Landlord's Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be construed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State of Minnesota. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. When required by the context of this Lease, the singular includes the plural. Wherever the term "including" is used in this Lease, it shall be interpreted as meaning "including, but not limited to" the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease, provided that upon the request of either party, each party shall promptly execute a recordable memorandum of this Lease, provided, however, upon termination or cancellation of this Lease, Tenant shall promptly deliver a written release or cancellation of the memorandum in form required by Landlord.

32.            AUTHORITY. If Tenant is a corporation, partnership, limited liability company or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations.

33.       DUTY TO COOPERATE. Simultaneously with the execution of this Lease, Landlord and Tenant are executing a certain Option to Lease (the "Option"). In the event of the exercise of the Option by Tenant, Landlord (at no expense to Landlord) and Tenant agree to cooperate with respect to the construction and maintenance of a skyway linking the Premises to the improvements to be constructed on the property that is the subject of the Option (the "Option Property"). Further, Landlord or the party actually constructing said skyway shall have a right of entry to the Premises as reasonably necessary to complete construction of said skyway. Further, the Landlord shall be obligated to permit the construction of said skyway, so long as the party performing construction complies with the following terms and conditions:

(a)             Prior to commencement of construction of the skyway, the party constructing the skyway shall forward to Landlord, for Landlord's approval, copies of the proposed plans and specifications of the proposed work. The plans must be approved by the City of New Brighton. If the plans have been approved by the City of New Brighton, Landlord may not disapprove the same unless the design requires (i) unusually extensive construction management oversight, (ii) an unusually long construction schedule, (iii) construction methods that would materially alter the mechanical or structural systems of the Building, or (iv) materially increase any of Landlord's obligations under this Lease (other than its respective share of the cost of future maintenance as provided herein), or the design is otherwise manifestly unreasonable.

(b)             Prior to commencement of construction of the skyway, the party constructing the skyway shall forward to Landlord names and addresses of all contractors and subcontractors which will be working in or on the Premises.

(c)             The party constructing the skyway shall be responsible for ensuring that all work complies with the approved plans and specifications and applicable Laws.

(d)             The party constructing the skyway shall bear the entire expense of constructing the skyway and shall indemnify, defend (with counsel reasonably approved by Landlord), and hold Landlord harmless from and against any and all claims, causes of action, damages or expenses (including, without limitation, mechanic's liens) arising out of, by reason of, or as a result of said party's construction and installation of the skyway.

(e)             In addition to the foregoing, Landlord may impose conditions upon the right to perform such work as Landlord may deem reasonably necessary to protect its interest in the Premises, including without limitation, requiring (a) liability insurance naming Landlord as additional insured, (b) builder's risk insurance with limits of coverage adequate to cover the cost of construction and naming Landlord as additional insured (which insurance shall be maintained during periods of construction and shall be primary in the event of a casualty occurring on or about the Premises), (c) reasonable evidence of ability to pay for the work or reasonable evidence that funding is place for such work (e.g. bank commitment letter), (d) the right to have a representative of Landlord be present during the construction of the skyway, and (e) the right to inspect the skyway during the course of construction.

Further, the parties agree that fifty percent (50%) of the cost of maintenance and repair of any such skyway shall be allocable to the Building and shall be recoverable from Tenant by the Landlord as part of Operating Costs.

34.            ACCESS FOR OPTION PROPERTY PARKING AREA. If the Option is exercised and the Option Property is purchased from and conveyed by the City of New Brighton to the Option holder, then Landlord hereby agrees to grant an easement to the fee owner of the Option Property for the benefit of said fee owner and its tenant(s) of any building constructed upon the Option Property, for the purpose of reasonable pedestrian and vehicular ingress and egress over and across the drive aisles of the parking lot constructed upon the Premises, as such drive aisles may be relocated on reconfigured from time to time, to and from that portion of the parking area serving the Option Property depicted on Exhibit C attached hereto.

35.            TENANT'S RIGHT TO SELF MANAGE. Tenant shall have the right, upon not less than sixty (60) days prior written notice to Landlord, in addition to and without otherwise limiting Tenant's obligations to maintain certain portions of the Premises pursuant to Section 7.2 or other provisions of this Lease (but excluding Landlord's obligations under this Lease regarding procurement and maintenance of insurance and payment of real estate taxes), to self manage the Premises under the following terms and conditions:

(a)             Tenant will be obligated to provide all Services to the Premises described in Section 9 of this Lease and to perform all maintenance, repair, and replacement obligations that would otherwise be the responsibility of Landlord under this Lease, excluding those obligations which Landlord is required to maintain and repair at its sole expense under Section 7.3 of the Lease. All such Services and maintenance, repair and replacement work shall be performed at Tenant's sole expense and in accordance with the terms of the Declaration and this Lease. Tenant's obligations shall include, without limitation, the maintenance, repair and replacement of all improvements located upon or within the Premises, including without limitation, the interior and exterior of the Building, site lighting, landscaping and irrigation, trees, lawn (including regular mowing thereof), building signs, directional signs, monument signs, curbing, paving, drive-aisles and sidewalks, including without limitation, parking lot striping, seal-coating, and patching, and snow and ice removal for all sidewalks, entryways, parking areas and drive aisles located within the area of the Premises, in a first class, clean, safe, sanitary, and working condition and in compliance with the Declaration and all applicable Laws. To the extent requested by Tenant, Landlord will cooperate with Tenant to provide Tenant with the benefit of all applicable warranties available to Landlord for items which Tenant is responsible for maintaining and repairing under this Section 35.

(b)             Landlord shall have the right to require and review copies of reports and invoices pertaining to Tenant's maintenance and repair obligations under this Section 35, and to take other reasonable actions required to ensure Tenant's performance of its obligations hereunder pertaining to self management.

(c)             In the event that Tenant is not performing its self management obligations as set forth in this Section, and has not cured such non-performance within ten (10) days of Landlord's written notice to Tenant (unless such failure cannot reasonably be cured within ten (10) days, in which case Tenant shall have so much time to cure such failure as is reasonably necessary provided Tenant commences cure within the initial ten (10) day period and thereafter diligently pursues such cure to completion), then Landlord may perform such maintenance, repair or replacement work, without liability to Tenant for any loss or damage that may accrue to Tenant's personal property or to Tenant's business by reason thereof, provided that Landlord shall use reasonable efforts not to disturb or otherwise interfere with Tenant's operations in the Premises, and upon completion thereof, Tenant shall pay to Landlord all costs incurred by Landlord in performing such work, including ten percent (10%) of such costs for overhead, within thirty (30) days after Landlord delivers to Tenant an invoice for such costs, and any such invoice not timely paid by Tenant shall bear interest at the Interest Rate from the date due until the date paid in full. Without limiting the generality of the foregoing and in addition any other right or remedy Landlord may have under this Lease, at law or in equity, if Tenant has defaulted or breached its self management obligations hereunder three (3) or more times within any twelve (12) month period, then Landlord shall also have the option to terminate Tenant's self management rights after written notice to Tenant, and return the Premises to Landlord controlled management, in which event Landlord shall again be entitled recover a management fee from Tenant not to exceed three percent (3%) of gross rental.

(d)             So long as Tenant self-manages, Tenant shall not be obligated to pay any Operating Costs related to any matters which Tenant self-manages, provided, however, Landlord shall be entitled to recover a management fee from Tenant equal to one and one-half percent (1.5%) of gross rental.

36.            LIMITED GUARANTY. In order to induce Tenant to enter into this Lease and as a condition precedent of Landlord's obligations under this Lease, Tenant requires that all of Landlord's obligations under this Lease pertaining to the initial construction of the Premises, including without limitation completion of the obligations under the RAPs (collectively, the "Guaranteed Obligations") be secured by a guaranty executed by Limited Guarantor in favor of Tenant. The Limited Guarantor, by its execution of the Lease, hereby guaranties the Guaranteed Obligations, but shall not otherwise be responsible for any of Landlord's obligations under this Lease except as otherwise provided below. Limited Guarantor agrees that in the event of any default by Landlord under the Lease with respect to the Guaranteed Obligations, the Limited Guarantor shall immediately upon written demand by Tenant, commence and diligently pursue to completion, the Guaranteed Obligations subject to and in accordance with the terms of the Lease. In addition, in the event that the Lease is terminated due to a default by Landlord under the Developer's Agreement (and provided that such default is not due to a default by Tenant under this Lease), then Tenant shall have a claim against Limited Guarantor for all losses suffered by Tenant as a result of such termination and may pursue as against Limited Guarantor all rights and remedies available to Tenant in law or in equity. Upon Substantial Completion of the Guaranteed Obligations by the Landlord in accordance with the terms of this Lease, the foregoing limited guaranty shall terminate and be of no further force and effect.

37.            CANCELLATION UPON RE-VESTING OR REPURCHASE BY CITY. The parties acknowledge and agree that pursuant to the terms and conditions of the Developer's Agreement, the City has certain rights to re-vest title to the Premises in the City or repurchase of the Premises by the City upon the occurrence of certain circumstances. Therefore, if the City exercises its right to re-vest title in the Premises to the City pursuant to the Developer's Agreement, or if the City repurchases the Premises pursuant to the Developer's Agreement for any reason permitted therein, other than a default by Landlord under the Developer's Agreement, then the parties agree that this Lease shall henceforth terminate as of the date title re-vests in the City and shall be of no further force and effect, and neither party shall have any further liability or obligation to the other hereunder, except as otherwise provided herein. However, if the City terminates the Developer's Agreement and exercises its right to re-vest title in the Premises to the City due to a default by Landlord under the Developer's Agreement (and provided that such default is not due to a default by Tenant under this Lease), then this Lease shall automatically be terminated upon the date title re-vests in the City and shall be of no further force and effect, and neither party shall have any further liability or obligations to the other hereunder, provided, however, Tenant shall have a claim against Landlord and Limited Guarantor for all losses suffered by Tenant as a result of such termination and may pursue as against Landlord and Limited Guarantor all rights and remedies available to Tenant in law or in equity. This Section 37 shall be of no further force and effect upon the recording of that certain Certificate of Completion and Release of Forfeiture duly executed by the City in the form attached to the Developer's Agreement as Exhibit D.

38.       CONTINGENCY. Notwithstanding anything herein to the contrary, the Landlord's and Tenant's obligations under this Lease are contingent upon Landlord obtaining, not later than October 31, 2007, (i) all Approvals, and (ii) a conveyance of fee title to the Premises from the City. If Landlord is not able fulfill or satisfy the foregoing contingency, then either Landlord or Tenant may elect to terminate this Lease upon thirty (30) days prior written notice to the other party and upon expiration of said thirty (30) day period, except as otherwise provided herein, neither party shall have any further liability or obligation to the other hereunder. During such thirty (30) day notice period, Landlord shall continue to attempt to resolve any outstanding contingencies, and Tenant shall cooperate with Landlord as provided under this Lease in such endeavor, and if such contingencies shall be resolved during such period, the termination notice shall be deemed retracted, null and void and this Lease shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT:			LANDLORD:

By:	/s/ Charles Coggin		By:	/s/ Authorized Signatory
	Name:	Charles Coggin	Its:	Manager/Secretary
	Title:	VP and CFO

LIMITED GUARANTOR:

By:			RYAN COMPANIES US, INC.
	Name:		By:	/s/ Authorized Signatory
	Title:		Its:	Vice President

EXHIBIT A

ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF _____________, 2007
BETWEEN
NEW BRIGHTON 14TH STREET LLC, AS LANDLORD,
AND
TRANSOMA MEDICAL, INC., AS TENANT ("LEASE")

THE PREMISES

1ST
LEGEND
35W
35W

EXHIBIT B

CONSTRUCTION RIDER

1.       BUILDING.

1.1       Plans. Landlord has prepared, based upon Tenant's architect's proposed preliminary plans, specifications and drawings, and Tenant has approved, the final plans and specifications (collectively, the "Final Plans") for the Building described as follows:

(a)             Site plan identified as Sheet C-3 prepared by Ryan Companies US, Inc. and approved by Tenant on July 30, 2007;

(b)             Floor plans identified as Sheet A-201 and A-202 prepared by Ryan Companies US, Inc. and approved by Tenant on July 30, 2007;

(c)             Elevations identified as Sheet A-301 prepared by Ryan Companies US, Inc. and approved by Tenant on July 30, 2007.

(d)             Shell specifications set forth in the Design/Build Scope Document for Shell Building Transoma Medical dated September 11, 2007 attached hereto as Exhibit B-1.

1.2       Construction. Landlord shall with reasonable diligence construct, at Landlord's sole cost and expense, the Building substantially as shown on the Final Plans. Landlord's responsibility with respect to the construction and completion of the Building shall include obtaining all required governmental approvals, consents and permits. Landlord shall utilize contractors and subcontractors performing work at the Premises for the initial construction of the Building and Tenant Improvements that are recognized and approved by the Building Trades Council having jurisdiction over Minneapolis, Minnesota or the Premises.

2.       TENANT IMPROVEMENTS.

2.1       Timing. Landlord and Tenant shall cooperate with each other to the fullest extent necessary to ensure timely development of final plans and specifications for the tenant improvements to be constructed by Landlord within the Building as described in this Exhibit B (the "Tenant Improvements") and the timely construction and installation of the Tenant Improvements. Tenant has previously delivered to Landlord preliminary drawings, plans and specifications for the Tenant Improvements prepared by Tenant's architect and Landlord and Tenant have mutually agreed upon the scope of the Tenant Improvements pursuant to a scoping document and preliminary interior plans for the space developed by the parties prior to execution of this Lease. Landlord and Tenant acknowledge their understanding that the time period for the preparation of the final plans by Landlord's architect for the Tenant Improvements ("Final Tenant Improvement Plans") and completion of construction of the Building is highly compressed, and that the parties' continued diligent, good faith efforts to cooperate in speedily completing and approving the Final Tenant Improvements Plans and any subsequent changes thereto is essential to meeting the Scheduled Commencement Date. The parties acknowledge that Tenant's timely approval of the Final Tenant Improvement Plans are essential to enable Landlord to deliver the Premises to Tenant Substantially Complete prior to the applicable deadline set forth in the Lease. Consequently, Tenant shall deliver its final approval of the Final Tenant Improvement Plans to Landlord no later than the following dates, time being of the essence, and any delay in timely delivering its approval to Landlord shall constitute a Tenant Delay:

(a)             Tenant shall approve the design development plans for the Final Tenant Improvement Plans not later than September 26, 2007; and

(b)             Tenant shall approve the final construction plan documents for the Final Tenant Improvement Plans not later than November 6, 2007.

2.2.       Intentionally Omitted.

2.3       Bids.

(a)       Upon Tenant's approval of the Final Tenant Improvement Plans, Landlord shall prepare the bid packages for the Tenant Improvements ("Tenant Improvement Bid Packages"). All aspects of the Tenant Improvement work will be competitively bid by Landlord's Contractor as set forth below unless otherwise consented to by Tenant. Tenant will not unreasonably withhold, delay or condition its consent to any request of Landlord to waive bidding on a case by case basis provided Landlord provides a reasonably supported justification for dispensing with competitive bidding in order for Landlord's Contractor to "self-perform" such aspect of work. Any such self-performed work by Landlord's Contractor shall be competitive with third party bids. Based upon the Tenant Improvement Bid Packages, Landlord shall obtain written bids for each element of the work from not less than three (3) responsible subcontractors and shall present such bids to Tenant for review. Although Landlord shall have the right to select the subcontractors invited to bid on any particular element of the work, Landlord shall also invite any subcontractors proposed by Tenant so long as such subcontractors (i) are financially responsible, (ii) are qualified to perform the work, and (iii) agree to comply with any safety rules reasonably imposed by Landlord. Within seven (7) working days after Tenant's receipt of Landlord's summary of the written bids and self-performed work (if any), including copies of each bids, the schedule of values for each bid and any other information reasonably requested by Tenant, for any element of the work, Tenant shall select the winning bid, it being understood that Tenant may but need not select the lowest bid for any particular element of the work. Upon such selection, Landlord shall accept such bids and enter into construction contracts and any related documents necessary for the performance of the work the subcontractor was selected to perform (collectively, for all subcontractors, the "Tenant Improvement Construction Documents"). Landlord shall provide copies of the Tenant Improvement Construction Documents to Tenant for Tenant's review and approval, which approval shall not be unreasonably withheld or delayed.

(b)       The total estimated cost of the Tenant Improvements as set forth in the Tenant Improvement Construction Documents (the "Cost Estimate") shall reflect bids that are priced by Landlord on an individual item-by-item or trade-by-trade basis. Landlord and Tenant shall work together in good faith in an attempt to agree upon a mutually acceptable Cost Estimate as soon as reasonably possible. No cost may be included in the Cost Estimate or charged to the Tenant Improvement project unless approved by Tenant.

2.4       Construction. Upon approval by Landlord and Tenant of the Tenant Improvement Construction Documents and the Cost Estimate, Landlord shall proceed with reasonable diligence to cause the Tenant Improvements to be Substantially Completed on or prior to the Scheduled Commencement Date. Landlord's responsibility with respect to the construction and completion of the Tenant Improvements shall include obtaining all governmental approvals, consents and permits required for the construction and installation of the Tenant Improvements and Tenant's occupancy of the Premises. Unless otherwise specifically agreed to, Landlord shall provide and pay for all labor, materials, equipment, tools, construction equipment and machinery, water, heat and utilities, transportation and other facilities and services necessary for property execution and completion of the Tenant Improvements. Landlord shall supervise and direct the construction of the Tenant Improvements using the Landlord's best skills and attention and shall be fully responsible for and have control over construction means, methods, techniques, sequences and procedures for coordinating all portions of the work under the contract. Landlord shall provide full time supervision during the construction of the Tenant Improvements. Landlord shall take all prudent actions (not including overtime or premium time) to maintain progress of construction. Landlord shall review, approve and submit to Tenant's Architect shop drawings, product data, samples and submittals required by the contract documents and promptness and in sequence as to cause no delay in the progress of construction. Landlord shall take reasonable precautions for safety and shall provide reasonable protection to prevent damage, injury or loss. Landlord shall not change or amend the Tenant Improvement Construction Documents or the Cost Estimate or any subcontract without the prior written approval of Tenant, and Tenant shall not be responsible for any amounts by which the actual costs of completing the Tenant Improvements exceed the approved bid amounts or the Cost Estimate unless the change order or other amendment resulting in the cost overrun has received Tenant's prior written approval pursuant to Section 2.6 of this Exhibit B. The Tenant Improvements shall be deemed to be "Substantially Completed" when they have been completed such that Tenant can occupy or utilize the Premises for their intended use. Substantial Completion shall not have occurred unless the following have occurred: Landlord has delivered the Premises, to Tenant in broom-clean condition subject only to Punch List items, a temporary certificate of occupancy or its equivalent permitting occupancy of such portion of the Premises improved with such Tenant Improvements has been issued by the City or other applicable governmental agency, the Premises are substantially complete and all essential Building Systems, including but not limited to, electrical, plumbing, heat, air conditioning systems, and their distribution into such portions of the Premises, are operational to the extent reasonably necessary to service the portion of the Premises covered by such Tenant Improvements. Landlord shall cause its contractor to immediately correct any construction defect or other "punch list" item, which Tenant brings to the Landlord's attention pursuant to Section 7.1 of the Lease. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. (The definition of Substantially Completed shall also define the terms "Substantial Completion" and "Substantially Complete.")

2.5          Cost of Tenant Improvements.

(a)             Landlord shall contribute $39.00 per square foot of Rentable Area in the Premises toward the cost of construction and installation of the Tenant Improvements (the "Tenant Improvements Allowance"). The Tenant Improvements Allowance may be used for all design, engineering and construction costs, and other fees and expenses reasonably related thereto, including telecommunications, consulting and project management fees, governmental fees. The balance, if any, of the cost of the Tenant Improvements as constructed ("Additional Cost"), including but not limited to Landlord's Markups, shall be paid by Tenant in accordance with this Section 2.5(a). If the cost of the design, construction and installation of the Tenant Improvements, including any Tenant approved Changes, exceeds $39.00 per rentable square foot, Landlord may deliver to Tenant, not more than once each calendar month during the construction schedule, a written request for payment ("Progress Invoice") of Tenant's prorata share of the Additional Cost to date. Each such Progress Invoice shall include and be accompanied by (i) the Landlord's certified statements setting forth the amount requested and the percentage of completion of each item of Additional Cost and (ii) copies of conditional and unconditional lien releases from all subcontractors and vendors as of the immediately prior Progress Invoice. Each Progress Invoice shall include retention of ten percent (10%) of the amount until Substantial Completion. Tenant shall pay the amount due, if any, pursuant to the Progress Invoice to Landlord, within fifteen (15) days after Tenant's receipt of the above items. All costs for Tenant Improvements shall be fully documented to and verified by Tenant. Tenant shall have the right to review and approve the Progress Invoice. If the actual cost of the Tenant Improvements as constructed is less than the Tenant Improvements Allowance (the "Savings"), Landlord shall apply the Savings to Base Rent installments in regular order of maturity.

(b)             Landlord shall receive a fee of seven percent (7%) of the cost of constructing the Tenant Improvements as Landlord's fee for overhead and profit.

2.6         Changes. If Tenant requests any change, addition or alteration in or to any Tenant Improvement Final Plans (a "Change"), Tenant shall cause Tenant's Architect to prepare appropriate modifications to the Tenant Improvement Final Plans implementing the Change. Tenant shall pay the cost for the modification of the Tenant Improvement Final Plans to accommodate the Change. As soon as practicable after completion of such modification to the Tenant Improvement Final Plans, Landlord shall notify Tenant of the estimated cost of the Change and of any delay in Substantial Completion resulting from the Change. Within three (3) working days after receipt of such cost and delay estimate, including the schedule of values for each cost item and any other information reasonably requested by Tenant, Tenant shall notify Landlord in writing whether Tenant desires to proceed with the Change. If Tenant still desires the Change, Landlord shall proceed with the Change and Tenant shall be liable for any Additional Cost resulting from the Change. If Landlord or Tenant fails to give their approvals herein, construction of the Tenant Improvements shall proceed as provided in accordance with the original Tenant Improvement Construction Documents.

2.7       Tenant Delay. Tenant shall be responsible for, and shall pay to Landlord, any and all costs and expenses incurred by Landlord in connection with any delay in the commencement or completion of any Tenant Improvements that delays the Scheduled Commencement Date or the critical path of construction and any increase in the cost of the Tenant Improvements caused solely by (i) Tenant's failure to provide or approve any Final Tenant Improvement Plans, Tenant Improvement Construction Documents or cost estimates, or to select any winning bids, within the applicable time periods required herein, (ii) any delays in obtaining any items or materials constituting part of the Tenant Improvements requested by Tenant to the extent arising from Changes, (iii) any Changes, but only to the extent the delays associated with the Changes do not exceed the estimates provided to Tenant pursuant to paragraph 2.6 above, (iv) the use of any subcontractor selected by Tenant but only if Landlord advises Tenant in writing prior to final selection that such subcontractor would not otherwise have satisfied Landlord's qualification criteria, or (v) any other delay requested or caused by Tenant (collectively, "Tenant Delays"). Landlord shall promptly notify Tenant of any event that in Landlord's opinion constitutes a Tenant Delay.

2.8       Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Landlord or Tenant, shall become a part of the Building, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

2.9       Correction of Work. If, within one (1) year after the date of Substantial Completion of the Tenant Improvements or designated portion thereof, any of the Tenant Improvements is found to be not in accordance with the requirements of the Final Construction Documents, Landlord shall correct the nonconformance promptly after receipt of written notice from Tenant to do so unless Tenant has previously given Landlord a specific written acceptance with respect to such condition. This period of one (1) year shall be extended with respect to portions of the Tenant Improvements first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the work on such Tenant Improvements. The obligations of Landlord under this Section 2.9 shall survive acceptance of the Tenant Improvements by Tenant. Tenant shall give such notice promptly after discovery of the condition.

3.       PARTIES' REPRESENTATIVES.

3.1       Tenant's Representative. Tenant designates Laurie Olson of Relocation Strategies, Inc. to act as Tenant's Representative with respect to all approvals, directions and authorizations pursuant to this Exhibit B Construction Rider.

3.2       Landlord's Representative. Landlord designates Mark Nordland, alone or together, to act as Landlord's Representative with respect to all approvals, directions and authorizations pursuant to this Exhibit B Construction Rider.

3.3       Change of Representative. Either Landlord or Tenant may change its representative for the purposes of this Article 3 by giving written notice to the other party hereto in accordance with the terms of the Lease.

EXHIBIT B-1

SHELL SPECIFICATIONS

DESIGN/BUILD
SCOPE DOCUMENT

for

SHELL BUILDING

TRANSOMA MEDICAL

Dated:      September 11, 2007

TABLE OF CONTENTS

I.	GENERAL REQUIREMENTS
	A. INTENT	3
	B. GENERAL PROJECT SCOPE	3
	C. WARRANTY	3

II.	BUILDING	4
	A. SITEWORK	4
	B. STRUCTURE	5
	C. EXTERIOR ENCLOSURE	6
	D. INTERIOR FINISHES	8
	E. SPECIAL S YSTEMS	10
	F. MECHANICAL SYSTEMS	10
	G. ELECTRICAL SYSTEMS	12

III.	EXCLUSIONS	13

I.       GENERAL REQUIREMENTS

A.       INTENT

1.	This scope document defines the general scope of work for the build to suit office building at the Northwest Quadrant Development in New Brighton, Minnesota utilizing the services of Ryan Companies US. Inc. (Design/Builder).

IL       GENERAL PROJECT SCOPE

1.       The general project scope is listed as follows:

a.	Site Size 5.92 acres.
b.	Gross Square Feet of Building 120,000 sf.
c.	Rentable Square Feet approximately 114,000 rentable square feet.
d.	Parking Provided:

I)       Automobile

(a)       Provided        453 (3.78/1000 gsf) stalls

2.       Regulatory Requirements:

e.	Tenant shall he responsible to secure all permits relating to Tenant operations.
f.	Forty-two (46) SAC/WAC units are included in building shell.
g.	Additional SAC and WAC charges resulting from Tenant Improvements shall be paid for under the Tenant Improvement Costs.

C. WARRANTY

1.	Design/Builder shall repair or replace any defective or faulty work for a period of one year from the date of substantial completion or certificate of occupancy, which ever is earlier.
2.	10 months after substantial completion, Design/Builder and Developer will inspect the project and identify any defects which shall be corrected immediately.

IL       BUILDING

A.       SITEWORK

1.       Utilities.

a.       Electrical Service.

1)	The serving electrical utility company will place and connect a transformer on the proposed site.
2)	Service size is 2000 amp at 480/277 volts. Four (4) 4" conduits are installed to provide an entrance for the primary and secondary feeders.

b.       Gas Service.

1)	The serving gas utility company will place and connect a gas meter on the proposed site.

c.       Telephone.

1)	The serving telephone utility company will bring telephone service line to the demarcation location in the building. Fiber optics and cable television shall be pulled by tenant if required.

d.       Sanitary Sewer.

1)	Sanitary sewer service will be provided complete including connection to the sewer main in the street and an on-site sewer main to the building.

e.       Water.

1)	Water service will be provided to the building for domestic water and fire protection systems complete including connection to the water main in the street and on-site water main to the building, In addition, water mains and fire hydrants will be provided for fire service as required by the local Fire Marshall.

f.       Storm Sewer.

1)	Provisions will be made for the proper drainage of storm water from roof, parking, drive and landscaped areas. Storm drainage will be piped to the overall development's storm system.

2.       Bituminous and Concrete Paving.

a.       Bituminous Paving.

1)	Bituminous paving will be provided complete including curb cuts and driveways.

2)	Paved areas subject to heavy truck traffic will consist of 8" of aggregate base and 4" of bituminous surface. Paved areas subject to light truck and car traffic consist of 6" of aggregate base and 3" of bituminous surface. Parking area striping and traffic markings are provided.

b.       Concrete Paving.

1)	Cast-in-place concrete curb and gutter (B612) will be provided at the perimeter of all paved parking and drive areas.
2)	Sidewalks are constructed with 4000 p.s.i., air entrained, non-reinforced concrete. Sidewalks shall be broom finished unless indicated otherwise on the drawings.
3)	Pedestrian ramps are provided at sidewalks.

3.       Landscaping.

a.       Landscaping.

1)	An allowance will be included for site landscaping; landscaping shall be designed and installed in accordance with the requirements of the Northwest Quadrant per the City of New Brighton.

4.       Site Signage.

a.	Monument sign shall be designed and installed per City requirements.
b.	A $10,000 allowance will be included for the design. construction and installation of the monument sign.
c.	Monument sign to be lighted.
d.	Traffic Signage.
1)	Traffic control signage is provided and installed per city requirements.

5.       Site Exterior Lighting.

a.       Site Lighting.

1)	Parking and drive areas are lighted with 30 foot high, pole mounted fixtures mounted on concrete bases, with photocell and time clock control. Building mounted fixtures are utilized where possible. Foot-candles will meet city minimum requirements.

B.       STRUCTURE

1.       Concrete.

a.	Concrete Foundations.
1)	Concrete foundations are spread footings consisting of strip footings. pacts and cast-in-place walls constructed with concrete and reinforcing steel as required by the final structural design.

b.	Concrete Slabs.

1)       Floors.

(a)	Slab on grade 4" thick 3500 psi. non--reinforced concrete in approximately 28.500 SF.
(b)	Slab on grade 5" thick 3500 psi over approximately 1.500 SF
(c)	Slab on deck will be 4" 3500 psi non-reinforced concrete in approximately 45,000 SF.

(d)	Smooth dowel connections are provided at slab on grade. construction joints.

(e)	Sawcut control joints are provided for the control of shrinkage cracking. Filling of exposed sawcut joints to be Tenant Improvement cost.

(f)	Concrete slabs are treated with liquid applied dissipating curing/sealing compound.

(g)	Vapor barrier will be provided as part of the underslab venting system.

2)       Underslab Venting System (to be paid by City of New Brighton)

(a)             A passive sub-slab venting system will he provided under the SOG. The system will consist of 4-inch schedule 40 PVC collection piping spaced 50 feet on center in rounded washed gravel or pea rock filled trenches which are, approximately 8 to 10-inches in depth. Areas between the collection piping will have a 4-inch thick layer of rounded washed gravel or pea rock.

(b)            A vapor barrier will be constructed of either two layers of 15-millimeter (mill) polyethylene, with 2-inch overlay on sheets and taped) or one layer of Stegowrap vapor barrier. The vapor barrier will be secured to the foundation wall with adhesive and penetrations will be sealed with gas-tight boots.

c.       Concrete Walls.

1)	Concrete foundation walls will be provided around the building perimeter. All exposed walls have grout rubbed finish.
2)	Perimeter foundation walls and dock walls to have rigid insulation.
3)	One dock pit is included. An additional Dock pit will be. part of Tenant Improvement costs,

d.       Stair Treads.

1)	Metal pan stair treads and landings shall be provided with concrete fill. troweled smooth and sealed.

2.       Masonry.

a.       Masonry Details.

4)	Sealed control joints are provided at exterior masonry walls for control of thermal and structural movement.
5)	Exterior walls are a combination of integral color rockface and integral color burnished concrete block.

3.       Metals.

a.       Structural Steel.

1)	The structural framing system for the building consists of steel col mans, beams, bar. joists, and metal roof deck.

C.       EXTERIOR ENCLOSURE

1.       Roof.

a.       Roof System.

1)	Roof system is a single-ply, 45 mil, ballasted EPDM membrane.
2)	Roof edge fascia and other visible flashings are pre-finished metal.
3)	The roofing system materials are guaranteed free from defects for a period of 10 years by the roofing system manufacturer directly to the Owner.
4)	Roof areas are insulated with rigid insulation installed over metal deck to provide a minimum overall R value of 22.5.

b.       Roof Drainage.

1)	Internal roof drains and PVC rain leader discharge to the storm sewer system.
2)	Above grade, horizontal portions of the roof drain piping are insulated.
3)	Overflow scuppers arc provided at the exterior of the building.

c.       Roof Access.

1)       A ships ladder and roof hatch is provided for roof access.

2.       Exterior Walls.

a.       Concrete Block.

1)	The building exterior walls are constructed of integrally colored architectural concrete block (rock face. and burnished) with colored mortar.
2)	Exterior masonry walls shall be insulated with 2" of foil-faced expanded polystyrene insulation.
3)	Concrete block walls are constructed with bond beams and reinforcing as required by the final structural design.
4)	Sealed control joints are provided at masonry walls for control of thermal and structural movement.
5)	Flashings and weeps are provided at exterior walls as required for control of water infiltration.
6)	Architectural masonry has a clear coat scaler.

3.       Exterior Insulation Finish System (ELI'S).

1)       Finish texture to be standard pebble finish.

2)	ETES system shall include concrete unit masonry substrate, expanded polystyrene insulation, synthetic base coat, reinforcing fabric, and finish color coal.

4.       Exterior Window System.

a.	Windows are punched, I" thick, tinted thermal panes set in anodized aluminum frames with thermally-broken design with Low-Pi glass.
b.	Metal trim and flashing matches the window system on the exterior wall.

5.       Exterior Doors.

a.       Aluminum Doors.

1)	Finish matches window framing system.
2)	Aluminum thresholds are provided at exterior doors.
3)	Panic devices are provided at entrance doors where required by code.

b.       Exterior Hollow Metal Doors.

1)	Exterior hollow metal doors are 3'-0" x 7'-0", flush face panel design.

2)              Exterior hollow metal doors shall be insulated and weather-shipped.

3)              Hollow metal door will he painted to match exterior.

c.       Overhead Doors.

1)	Two exterior insulated sectional doors will be provided.
2)	Overhead doors will be manually operated.
3)	Overhead doors will be pre-finished.

6.       Miscellaneous Metals.

a.               Painted steel tread dock stairs.

b.               One (1) painted ships ladder is included.

c.               Painted 6" bollards are provided at dock stairs.

d.               Track protection and bent plate jambs are provided at each OH door.

D.       INTERIOR FINISHES

1.       Carpentry and Millwork.

a.       Restroom Vanities.

1)	Restroom vanities shall be solid surface with self-rimming lavatories with splash blocks at sides, rear and front apron.

2.       Interior Doors and Frames.

a.               Wood Doors.

Wood doors shall be 3' -0" x 8.-0" solid core refinished maple.

Doors shall he set 1-1/2" hollow metal frames. •

b.               Hollow Metal Doors.

Hollow metal doors shall be 3'-0" x 8'-0" flush face panel design.

Doors shall be primed finish.

Doors shall he set in 1-1/2" hollow metal frames

c.               Hollow Metal Frames.

All doors and interior glazing shall be set in welded, primed frames.

d.               Finish Hardware.

Door hardware shall be manufactured by Schlage, Yale, Corbin or equal commercial grade. USD26 finish, with its function appropriate for its intended use.

Keying system shall allow doors to be keyed alike within a given area and tied to a building master.

3.       Gypsum Board Partitions.

a.	Perimeter walls to be finished taped and sanded and ready for paint.
b.	Restrooms to be finished taped and sanded to deck.
c.	The mechanical room walls will be full height to underside of structure with steel studs and 5/8" gypsum board, both sides.
d.	All gypsum board will be taped and sanded where finishes are to be applied or code required.Floor Coverings

4.     Ceramic Tile. - Restrooms

a.	Ceramic tile shall be installed by the thin-set method.
b.	Floor tile shall he Type 1, 8" x 8" x 1/4".
c.	Wall tile shall be 4" x 4" x 1/4", and shall be applied to wet walls up to 6'-O" above finished floor.
d.	Ceramic tile coved base shall be provided at the perimeter of ceramic tile floors.

5.     Toilet Partitions and Accessories.

a.	Toilet partitions shall be floor mounted metal partitions with baked enamel finish complete with baked enamel finish.
b.	Urinal screen shall be provided between urinals.
c.	The following accessories shall be provided:

Toilet tissue dispenser: One (1) dual roll dispenser at each toilet stall.

Paper towel dispenser: Maximum of two (2) per restroom.

Soap dispenser: One (1) per lavatory.

Grab bars: As required by handicapped code.

Feminine napkin dispensers: One (1) in each woman's toilet room.

Frameless mirror above each vanity.

6.       Wall Covering Systems.

a.       Painted Surfaces.

1)	Restroom walls not receiving ceramic tile shall receive paint.
2)	Egress stairs to receive paint inside the stairwells.

7.       Ceilings

a.       Acoustical Ceiling

1)	Acoustical ceiling grid will be installed for 2' x 2' ceiling tile system.
2)	Acoustical ceiling pad will be provided and stockpiled. Ceiling tile will be regular lay-in with minimum NRC of .55 and provide an STC of 35-39.

8.       Fire Extinguishers.

a.	Fire extinguishers are provided as required by local fire codes for a Shell Building.

b.	Fire extinguishers are surface mounted.

c.	All fire extinguishers required for the. Tenant build-out will be part of Tenant Improvement Allowance.

9.       Interim Signage.

a.	Code required building signs are provided as required for Shell building.
b.	All other interior and exterior signage shall be part of Tenant Improvement Allowance.

10.       Elevators

a.	One (1) 2,5001b pm-engineered hydraulic passenger elevator with manufacturer standard cab finishes and one (1) 4.0001b pre-engineered hydraulic passenger/service elevator. Elevators will have a speed of 125 feet per minute.

E.       SPECIAL SYSTEMS

1.       Loading Dock

a.	One (1) manual dock leveler.
b.	All dock seals, fans, clock lights and other dock equipment to be part of Tenant Improvement costs.

F.       MECHANICAL SYSTEMS

1.       Plumbing.

a.       Systems.

1)       Sanitary Sewer.

(a)       6" Sanitary line is installed. Two (2) flammable waste traps (one at each 0/H drive-in door location) and associated floor drains have been provided.

2)       Domestic Water.

(a)	Domestic water shall be valved and capped at one location for each 20,000 usable square feet.

3)       Storm Water.

(a)	Storm sewer piping is installed and connected to roof drains in accordance with all applicable codes.
(b)	Roof Drainage: Refer to "Section C— Exterior Enclosure".

b.       Fixtures.

1)	2.2 Water Closets: Wall mounted vitreous china flush valve type water closets. All water closets will include, automatic flush valves.
2)	6 Urinals: Wall mounted vitreous china with siphon jet and flush valve. All urinals will include automatic flush valves.
3)	16 Lavatories: Vitreous china countertop mounted self rimming type in the main bathrooms and wall hung at other locations. Lavatory trim shall meet ADA requirements. All lavatories will include automatic flush valves.
4)	4 Electric Water Coolers: Shall meet ADA requirements.
5)	Service Sinks: Floor mounted molded fiberglass type receptors.
6)	Wall Hydrants: Freeze proof wall hydrants will be provided at the main entrance., each building elevation, and at two locations on the roof for maintenance.
7)	Floor Drains: Provided in bathrooms, mechanical rooms and other areas required.

8)	Water Heaters: Electric water heaters shall supply hot water at 105 degrees.

2.       Heating, Ventilating and Air Conditioning (HVAC).

a.       Design Criteria:

1)	Office Cooling: Outdoor conditions 92 ° F. dry bulb, 74 ° F. wet bulb; indoor conditions 74 ° F. thy bulb. •
2)	Office Heating: Outdoor conditions - 19 ° F. dry bulb; indoor conditions 72 ° F. dry bulb.
3)	Design shall be per ASHRE 1% standard for design conditions. Cooling Loads: Shall include 150 square feet per person occupant load, 1.5 watts per square foot lighting and 2.0 watts per square foot miscellaneous power usage.
5)	Office Ventilation: Minimum required outside air shall be 0.1 CFM per square foot; 10 air changes per hour at toilet rooms.
6)	Acoustical Considerations:
(a)	Design all areas in accordance with ASI-1RAE recommendations (office areas generally NC 40 or better, meeting rooms NC 35 or better, utility/unoccupied areas NC 50 or better).

(b)	Noise analysis and appropriate design solutions (sound attenuators, roof curt) isolation, double wall ductwork, etc.) for roof-mounted equipment, especially breakout noise from RTU' s above, supply ductwork, return/relief ductwork, and all openings within 50' of any RTU.

3.       Fire Protection System.

a.       System Description.

1)	A complete wet automatic fire protection system shall be provided for the facility in accordance with the requirements with NFPA standards, the local Fire Marshall and applicable, codes.
2)	Concealed sprinkler heads shall be provided for the office areas and other finished spaces, initially assumed in an open office configuration. Brass upright or pendant heads shall be provided in areas without a finished ceiling,.
3)	Fire alarm and smoke detection systems: As required by code,

b.       HVAC System

I)	Office areas shall be heated, cooled and ventilated by variable air volume (VA.V) systems. System will he designed to meet or exceed A SINE 62-2001. Design of cooling will be based on one person per 150 usable square feet and two personal computers per person.

2)	Conditioned air supplied to interior zones will pass through pinchdown VAV boxes without reheat (i.e. shutoff box). One shutoff box per 1,800 usable square feet will he stockpiled on floor. V AV boxes at perimeter zones shall be fan-powered with electric reheat and will be installed every 1.200 usable square feet along exterior walls.

3)	Temperature controls shall be provided by building management system utilizing direct digital control techniques.
4)	Air filtration shall be provided by two sets of particulate filters, one pre-filter set of 30% efficient filters and one final set of at least 65% efficiency for lab area.

c.       HVAC System Components

1)	Supply air shall be distributed by insulated sheet metal overhead, ductwork manufactured by SMACNA standards. Insulated flexible ducts shall be used to connect diffusers to main ductwork.
2)	Return air shall be returned to the IIVAC equipment via free air movement through the open ceiling plenum. All areas to utilize free return.
3)	An exhaust system shall be provided at each bathroom, which exhausts air to the outside

G.       ELECTRICAL SYSTEMS

1.       Power Distribution.

a.	Distribution shall be one electrical room for approximately each 19,000 usable square feet.
b.	A complete shell electrical system is provided in accordance with applicable codes from a 2000 amp, 277/480 volt, 3-phase service to panel boards with circuit breakers and distribution as required to provide power for IIVAC equipment, lighting, and convenience outlets.
c.	Electrical rooms will provide two 120/203 volt panel boards with 75 KVA transformer. Each panel board shall have a 225 amp main breaker and provisions for 42 one pole bolt-on breakers.
d.	The electrical system and .equipment will have a grounding system required by code.

2.       Lighting.

a.       Lighting at interior and exterior areas is in accordance with the following:

1)	Interior lighting: 2'x 4' 3-lamp parabolic light fixtures will be provided and stockpiled for tenant layout. Fixtures will be provided at a rate of one per 80 rentable square feet. Additional fixtures will be priced at $120/each. Lighting control will be based on Tenant layout and will be part of TI budget.
2)	Pole mounted parking lot lighting are provided as required to meet City/code required footcandle levels. Parking lot lighting is tune clock and photo cell controlled.
3)	Exterior Building Mounted Lights: Decorative wall mounted fixtures and wall packs to comply with city requirements,
4)	Exit and Emergency Lighting for Shell Building: As required by code for shell space.

3.       Communication.

a.	A 3" empty-PVC conduit from the utility room to exterior for telephone service entry,

4.       All further Electrical work associated with tenant build-out will be part of Tenant Improvement Allowances.

III.       EXCLUSIONS

1.       The following items are not included in the scope of work proposed herein:

a.	Fire Pump
b.	Emergency generator
c.	On-site water storage facilities
d.	Water treatment or conditioning
e.	Automatic operators for entrance doors
f.	Special fire protection systems such as ESFR system, in-rack sprinklers, pre-action systems. halon or dry sprinkler systems
g.	Security systems and fire alarm systems. other than code required systems for Shell Building
h.	Dedicated electrical circuits or other special. computer wiring
i.	Computer Room UV AC requirements
j.	Humidification
k.	UPS system
l.	Explosion-proof equipment

m.	Specialty ventilation hoods
n.	Visual screening of Mechanical equipment and trash enclosures
o.	Fiberoptics
p.	CCTV
q.	Firepump

EXHIBIT C

OPTION PROPERTY PARKING AREA

14TH ST. NW
WETLAND
WETLAND
OPTION PROPERTY PARKING AREA
INTERSTATE 35W
35W

RYAN

EXHIBIT C OPTION PROPERTY PARKING
NEW BRIGHTON, MN

09/10/2007

DRAWN BY DEB
CHECKED BY DEB
SHEET 1 of 1

EXHIBIT D

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT
AGREEMENT AND ESTOPPEL CERTIFICATE

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT AND ESTOPPEL CERTIFICATE

THIS AGREEMENT, made effective as of the______ day of_________, 2007, by and between ______________________________       ("Tenant"), whose mailing address is

___________________________, and_________________, a___________ ("Lender"), whose mailing address is ____________________, and/or its participants, successors or assigns.

WITNESSETH:

WHEREAS, by Lease Agreement dated__________________ (hereinafter referred to as the "Lease"), New Brighton 14th Street, LLC, a Minnesota limited liability company ("Landlord"), leased and rented to Tenant the real property located in the City of New Brighton at the street address of________, a legal description of which is attached as Exhibit A (the "Property"); and

WHEREAS, Landlord has obtained loans from Lender secured by, among other things, a mortgage, security agreement, fixture financing statement and assignment of leases and rents encumbering, among other things, the Property (the "Mortgage"), and as a condition to making such loans, it was agreed between Landlord and Lender that Landlord would obtain from Tenant certain written agreements; and

WHEREAS, Tenant and Lender desire hereby to establish certain rights, safeguards, obligations and priorities with respect to their respective interests by means of the following agreement.

NOW THEREFORE, for and in consideration of the premises and of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Lender agree as follows:

The Lease and the rights of Tenant thereunder are and shall be subject and subordinate to the lien of the Mortgage and to all of the terms, conditions and provisions thereof, to all advances made or to be made thereunder, to the full extent of the principal sum, interest thereon and other amounts from time to time secured thereby, and to any renewal, substitution, extension, modification or replacement thereof, including any increase in the indebtedness secured thereby or any supplements thereto. In the event that Lender or any other person (the Lender, any other such person and their successors and assigns being referred to herein as the "Purchaser") acquires title to the Property pursuant to the exercise of any remedy provided for in the Mortgage or by reason of the acceptance of a deed in lieu of foreclosure, Tenant covenants and agrees to attorn to and recognize and be bound to Purchaser as its new Landlord, and subject to the other terms, provisions and conditions of this Agreement, the Lease shall continue in full force and effect as a direct Lease between Tenant and Purchaser.

So long as the Lease is in full force and effect and Tenant shall not be in default under any provision of the Lease or this Agreement beyond any applicable cure period, and no event has occurred which has continued to exist for a period of time (after notice, if any, required by the Lease) as would entitle Landlord to terminate the Lease or would cause, without further action by Landlord, the termination of the Lease or would entitle Landlord to dispossess the Tenant thereunder:

the right of possession of Tenant to the Property shall not be terminated or disturbed by any steps or proceedings taken by Lender in the exercise of any of its rights under the Mortgage; and

the Lease shall not be terminated or affected by said exercise of any remedy provided for in the Mortgage, and Lender hereby covenants that any sale by it of the Property pursuant to the exercise of any rights and remedies under the Mortgage or otherwise, shall be made subject to the Lease and the rights of Tenant thereunder.

In no event shall Lender or any other Purchaser be:

liable for any act or omission of any prior landlord (other than a default that is continuing in nature for which Tenant has first notified the Lender and afforded Lender the same amount of time within which to cure such act or omission of the prior landlord);

liable for the return of any security deposit which has not been delivered to the Purchaser;

subject to any offsets or defenses which the Tenant might have against any prior landlord (except offsets or defenses permitted under this Lease arising from any default or breach of this Lease by any prior landlord of a continuing nature for which Tenant has first notified the Lender and afforded Lender the same amount of time within which to cure such default or breach of the prior landlord);

bound by any payment of rent or additional rent which the Tenant might have paid to any prior landlord for more than the current month;

bound by any provisions of the Lease regarding commencement or completion of construction of the Property; or

bound by any warranties of construction provided by Landlord under the Lease (provided that nothing contained in the last two clauses shall be deemed to preclude any right of Tenant against Ryan Companies U.S., Inc pursuant to Section 36 of the Lease).

Tenant agrees to give prompt written notice to Lender of any default by the Landlord under the Lease which would entitle Tenant to cancel the Lease or abate the rent payable thereunder, and agrees that notwithstanding any provision of Lease, no notice of cancellation thereof shall be effective unless Lender has received the notice aforesaid and has failed within 30 days of the date of receipt thereof to cure, or if the default cannot be cured within 30 days, has failed to commence and to pursue diligently the cure of the Landlord's default which gave rise to such right of cancellation or abatement. Tenant further agrees to give such notices to any successor-in-interest of Lender, provided that such successor-in-interest shall have given written notice to Tenant of its acquisition of Lender's interest in the Mortgage and designated the address to which such notices are to be sent.

Tenant acknowledges that, under the terms of the Mortgage, Landlord has assigned to Lender the rentals under the Lease as additional security for said loan, and Tenant hereby expressly consents to and recognizes such assignment, and agrees to pay the rent to Lender or its nominee whenever Lender claims or requests the rent under the terms of said Assignment.

Tenant agrees that it will not, without the prior written consent of Lender, do any of the following, and any such purported action without such consent shall be void as against Lender:

make a prepayment in excess of one month of rent thereunder;

subordinate or permit subordination of the Lease to any lien subordinate to the Mortgage; or

make or enter into any amendment or modification to or termination of the Lease that reduces the rent or term of the Lease, or in any way materially reduces Tenant's obligations under the Lease, or materially increases the Landlord's obligations under the Lease.

Tenant agrees to certify in writing to Lender, upon request, whether or not any default on the part of the Landlord exists under the Lease and the nature of any such default. Tenant states that as of this date, the Lease is in full force and effect, without modification. Tenant further states as follows:

Tenant is the tenant under the Lease for the Property. The initial monthly base rent is anticipated to be $_________ per month.

The Lease term is anticipated to commence on________________________ . The termination date of the Lease term, excluding renewals and extensions, is anticipated to be________________________. Tenant * [does not have the right to extend or renew the Lease.] * [has the right to extend or renew the Lease for ___________________ (____)____________________(____) year period(s).]

The Lease has not been assigned, modified, supplemented or amended in any way by Tenant, except as described on the attached sheet (if any). The Lease constitutes the entire agreement between the parties and there are no other agreements concerning the Premises, and Tenant is not entitled to receive any concession or benefit (rental or otherwise) or other similar compensation in connection with renting the Premises other than as set forth in the Lease.

The Lease is valid and in full force and effect, and, to the best of Tenant's knowledge, no party thereto, their successors or assigns is presently in default thereunder. To Tenant's knowledge, Tenant has no defense, set-off or counterclaim against Landlord arising out of the Lease or in any way relating thereto, and no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

No rent or other sum payable under the Lease has been paid more than one month in advance.

The amount of the security deposit, if any, to secure Tenant's performance under the Lease is $_____________.

Tenant agrees to deliver to Lender, or any other Purchaser, within thirty (30) days after request therefor, but not more than once per year, a copy of Tenant's most recent annual financial statement.

The foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of either party hereto. However, Tenant agrees to execute and deliver to Lender or to any person to whom Tenant herein agrees to attorn such other instruments as either shall request in order to effect said provisions.

The agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, successors-in-interest and assigns, and, without limiting such, the agreements of Lender shall specifically be binding upon any Purchaser of the Property at foreclosure or otherwise.

This Agreement may not be modified other than by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

This Agreement may be signed in counterparts.

If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby, but each term and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

All notices, statements and other communications to be given under the terms of this agreement shall be in writing and delivered by hand against written receipt or sent by certified or registered mail, return receipt requested, postage prepaid and addressed as provided in the first paragraph of this Agreement, or at such other address as from time to time designated by the party receiving the notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Tenant and Lender have caused this instrument to be executed as of the day and year first above written.

TENANT:

TRANSOMA MEDICAL, INC.

By:
Its:

STATE OF MINNESOTA )

COUNTY OF__________)

The foregoing instrument was acknowledged before me the__ day of__________, 200_, by______________________________, the______________________________ of Transoma Medical, Inc., a Minnesota corporation, for and on behalf of the corporation.

Notary Public

[TENANT SIGNATURE PAGE TO SUBORDINATION, NON-DISTURBANCE AND
ATTORNMENT AGREEMENT AND ESTOPPEL CERTIFICATE]

LENDER:

By:
Its:

By:
Its:

STATE OF MINNESOTA )

COUNTY OF__________)

The foregoing instrument was acknowledged before me the_ day of 200__, by______________________ and_______________, the_________________ and __________, respectively, of_________________ a______________ corporation, for and on behalf of the_____________ corporation.

Notary Public

[LENDER SIGNATURE PAGE TO SUBORDINATION, NON-DISTURBANCE AND
ATTORNMENT AGREEMENT AND ESTOPPEL CERTIFICATE]

AGREED:

LANDLORD:

NEW BRIGHTON 14TH STREET, LLC

By:
Its:

STATE OF MINNESOTA )

COUNTY OF__________)

The foregoing instrument was acknowledged before me the__ day of 200_,by_______________________________, the_______________ of New Brighton 14th Street, LLC, a Minnesota limited liability company, for and on behalf of the company.

Notary Public

This instrument was prepared by:

[LANDLORD SIGNATURE PAGE TO SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT AND ESTOPPEL CERTIFICATE]